UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN REALTY CAPITAL PROPERTIES, INC.
405 Park Avenue — 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 29, 2014

April 29, 2014

To the Stockholders of American Realty Capital Properties, Inc.:

I am pleased to invite our stockholders to the 2014 Annual Meeting of Stockholders (“Annual Meeting”) of American Realty Capital Properties, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Thursday, May 29, 2014 at The Core Club, located at 66 East 55th Street, New York, New York 10022, commencing at 12:45 p.m. Eastern Time (local time). At the Annual Meeting, you will be asked to (i) elect nine members to the Board of Directors; (ii) ratify the Audit Committee’s appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014; (iii) adopt a non-binding advisory resolution approving the executive compensation described for our named executive officers as described herein; (iv) adopt a non-binding resolution regarding the frequency of ratification of the executive compensation described in Proposal 3; and (v) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof.

Our Board of Directors has fixed the close of business on April 17, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Record holders of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

For further information regarding the matters to be acted upon at the Annual Meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about the proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, Broadridge Financial Solutions, Inc., at 1-877-827-0538.

Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the Annual Meeting. You may authorize a proxy to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you prefer, you may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the postage paid return envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, reminding you to vote your shares.

You are cordially invited to attend the Annual Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Brian S. Block
Brian S. Block,
Chief Financial Officer, Treasurer, Secretary and Executive Vice President

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Proxy Statement	1
Information About the Meeting and Voting	2
Proposal 1 — Election of Directors	6
Nominees	6
Business Experience of Nominees	6
Information About the Board of Directors and its Committees	13
Leadership Structure of the Board of Directors	13
Oversight of Risk Management	14
Audit Committee	14
Nominating and Corporate Governance Committee	15
Compensation Committee	16
Role of Executive Officers in the Compensation Process	16
Independent Compensation Consultant	16
Conflicts Committee	16
Director Independence	17
Communications with the Board of Directors	17
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	18
Fees	18
Audit Fees	18
Audit Related Fees	18
Tax Fees	18
All Other Fees	18
Pre-Approval Policies and Procedures	18
Audit Committee Report	20
Proposal 3 — Adoption of a Non-Binding Advisory Resolution Approving the Executive Compensation Described Herein	21
Proposal 4 — Adoption of a Non-Binding Advisory Resolution With Respect to the Frequency of Ratification of the Executive Compensation Described in Proposal 3	21
Compensation and Other Information Concerning Officers, Directors and Certain Stockholders	22
Compensation Discussion and Analysis	22
The Company’s Transition to Self-Management	22
Overall Executive Compensation Philosophy	23
Elements of Compensation	23
Base Salary	23
Annual Incentive Compensation	24
Retention Grants	26
Long-term Incentive Compensation	27
Severance and Change in Control Payments	28
Benefits and other Perquisites	29
Deductibility of Executive Compensation	29
Accounting for Stock-Based Compensation	29
Compensation Committee Report	29
Summary Compensation Table	30
Grants of Plan-Based Awards	30
Outstanding Equity Awards as of December 31, 2013	30
Potential Payments upon Termination or Change-in-Control	31

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AMERICAN REALTY CAPITAL PROPERTIES, INC.
405 Park Avenue — 12th Floor
New York, New York 10022

PROXY STATEMENT

The accompanying proxy, mailed together with this proxy statement (this “Proxy Statement”) and our 2013 Annual Report, is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 405 Park Avenue — 12th Floor, New York, New York 10022. This Proxy Statement, the accompanying proxy card, the Notice of Annual Meeting and our 2013 Annual Report were first mailed to our stockholders on or about April 29, 2014.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Stockholders Meeting To Be Held on Thursday, May 29, 2014
This Proxy Statement and our 2013 Annual Report are available at http://www.proxyvote.com.

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the Annual Meeting and where will it be held?

The Annual Meeting will be held Thursday, May 29, 2014 commencing at 12:45 p.m. Eastern Time (local time) at The Core Club, located at 66 East 55th Street, New York, New York 10022.

What will I be voting on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

1.	elect nine directors for one-year terms to serve until the next annual meeting of stockholders in 2015 and until their successors are duly elected and qualified;
2.	ratify the Audit Committee’s appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for 2014;
3.	adopt a non-binding advisory resolution approving the executive compensation described for our named executive officers herein;
4.	adopt a non-binding resolution regarding the frequency of the ratification of executive compensation described in Proposal 3; and
5.	consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.

Who can vote at the Annual Meeting?

The record date for the determination of holders of shares of our common stock, par value $0.01 per share (“Common Stock”), entitled to notice of and to vote at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, is the close of business on April 17, 2014. As of the record date, 769,605,991 shares of our Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of Common Stock has one vote on each matter considered at the Annual Meeting or any adjournment or postponement thereof. The enclosed proxy card shows the number of shares of Common Stock you are entitled to vote.

How may I vote?

You may vote in person at the Annual Meeting or by proxy. Instructions for in-person voting can be obtained by calling our proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”) at 1-800-690-6903. Stockholders may submit their votes by proxy via mail by completing, signing, dating and returning their proxy in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at http://www.proxyvote.com; or
•	via telephone, by calling 1-800-690-6903.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Annual Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see the proxy card enclosed with this Proxy Statement. You may also vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may submit your vote in person, and any previous votes that you submitted by mail or authorized via Internet or telephone will be superseded by the vote that you cast at the Annual Meeting.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR” the (i) election of the nominees for director named in the proxy, (ii) ratification of the Audit Committee’s appointment of Grant Thornton as the Company’s independent auditor for 2014 and (iii) the adoption of a non-binding advisory resolution approving the executive compensation described for our named executive officers herein and for “1 YEAR” in respect of (iv) the adoption of a non-binding advisory resolution regarding the frequency of ratification of the executive compensation described in Proposal 3.

The Board of Directors does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them in their discretion.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either via telephone, the Internet or mail to our proxy solicitor at the following address: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What vote is required approve each item?

There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of a plurality of votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of votes cast at the meeting is required to ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent auditor for 2014. The vote to adopt a non-binding advisory resolution approving the executive compensation to be paid to our named executive officers as described herein requires the affirmative vote of a majority of the votes cast with respect to such proposal. In respect of the vote to adopt a non-binding resolution with respect to the frequency by which the stockholders approve the executive compensation described in Proposal 3, the Company will consider the selection determined by the plurality of votes cast in favor of holding such vote every one, two or three years in selecting the frequency of such vote going forward. Finally, a majority of votes cast at the meeting with respect to such proposal shall be sufficient to approve any other matter which may properly come before the meeting, unless otherwise required by the Company’s charter (the “Charter”) or by statute. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. A “broker non-vote” occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Charter.

What constitutes a “quorum”?

The presence at the Annual Meeting, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Will you incur expenses in soliciting proxies?

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Broadridge to aid in the solicitation of proxies. Broadridge will receive a fee of approximately $124,000, which includes the reimbursement for certain costs and out of pocket expenses incurred in connection with their services, all of which will be paid by us. In addition, our directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this Proxy Statement to people on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”), we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our Common Stock.

As the date of the Annual Meeting approaches, certain stockholders may receive a telephone call from a representative of Broadridge if their votes have not yet been received. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. The Board of Directors believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

In all cases where a telephonic proxy is solicited, the Broadridge representative is required to ask for each stockholder’s full name and address, or the zip code or control number, and to confirm that the stockholder has received the proxy materials in the mail. If the stockholder is a corporation or other entity, the Broadridge representative is required to ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to Broadridge, then the Broadridge representative has the responsibility to explain the process, read the proposal listed on the proxy card and ask for the stockholder’s instructions on the proposal. Although the Broadridge representative is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this Proxy Statement. Broadridge will record the stockholder’s instructions on the card. Within 72 hours, the stockholder will be sent a letter or other written communication to confirm his or her vote and asking the stockholder to call Broadridge immediately if his or her instructions are not correctly reflected in the confirmation.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (212) 415-6500. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our Annual Report or Proxy Statement as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies by calling us at (212) 415-6500 or by mailing a request to us at 405 Park Avenue — 12th Floor, New York, New York 10022, Attention: Investor Relations. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact us.

Whom should I call for additional information about voting by proxy or authorizing a proxy by telephone or Internet to vote my shares?

Please call Broadridge, our proxy solicitor, at 1-877-827-0538.

How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2015 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning at 5:00 p.m., Eastern Time, on November 30, 2014 and ending at 5:00 p.m., Eastern Time, on December 30, 2014. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: 405 Park Avenue — 12th Floor, New York, New York 10022, Attention: Brian S. Block, Chief Financial Officer, Treasurer, Secretary and Executive Vice President. For additional information, see the section in this Proxy Statement captioned “Stockholder Proposals for the 2015 Annual Meeting.”

UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED “FOR” THE (I) ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE ANNUAL MEETING IN 2015 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED, (II) RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014 AND (III) ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE NAMED EXECUTIVE OFFICERS’ COMPENSATION DESCRIBED HEREIN AND FOR “1 YEAR” IN RESPECT OF THE (IV) ADOPTION OF A NON-BINDING RESOLUTION REGARDING THE FREQUENCY BY WHICH THE COMPANY WILL HOLD THE VOTE TO ADOPT THE NON-BINDING ADVISORY RESOLUTION REGARDING EXECUTIVE COMPENSATION DESCRIBED IN PROPOSAL 3 IN THE DISCRETION OF THE PROXY HOLDERS AND THE PROXIES WILL ALSO BE VOTED “FOR” OR “AGAINST” SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING. NONE OF THE PROPOSALS, IF APPROVED, ENTITLE STOCKHOLDERS TO APPRAISAL RIGHTS UNDER MARYLAND LAW OR THE CHARTER.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors, including our independent directors, is responsible for monitoring and supervising the performance of our day-to-day operations by our executive management team. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor is duly elected and qualifies. The Charter provides that the number of directors shall be not less than the minimum number required by the Maryland General Corporation Law nor more than fifteen; provided, however, that the number of directors may be changed from time to time by resolution adopted by the affirmative vote of a majority of the Board. The number of directors on the Board is currently fixed at nine.

The Board of Directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2015 annual meeting of stockholders and until his successor is duly elected and qualifies: Messrs. Nicholas S. Schorsch; William M. Kahane; Edward M. Weil, Jr.; Leslie D. Michelson; Edward G. Rendell; Scott J. Bowman; William G. Stanley; Thomas A. Andruskevich; and Scott P. Sealy, Sr. Each nominee currently serves as a director.

The proxy holder named on the enclosed proxy card intends to vote “FOR” the election of each of the nine nominees. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy to vote your shares by telephone or the Internet, follow the instructions provided when you authorize a proxy. Directors will be elected by a plurality of votes cast at the Annual Meeting, provided that a quorum is present. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

If, at the time of the Annual Meeting, one or more of the nominees should become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. No proxy will be voted for a greater number of persons than the number of nominees described in this Proxy Statement.

Nominees

The table set forth below lists the names and ages of each of the nominees as of the date of this Proxy Statement and the position and office that each nominee currently holds with the Company:

Name	Age	Position
Nicholas S. Schorsch	53	Executive Chairman and Chief Executive Officer
Edward M. Weil, Jr.	47	Director
William M. Kahane	66	Director
Leslie D. Michelson	63	Lead Independent Director
Edward G. Rendell	70	Independent Director
Scott J. Bowman	57	Independent Director
William G. Stanley	58	Independent Director
Thomas A. Andruskevich	63	Independent Director
Scott P. Sealy, Sr.	67	Independent Director

Business Experience of Nominees

Nicholas S. Schorsch

Nicholas S. Schorsch has served as our chief executive officer and chairman of our Board of Directors since our inception in December 2010. In connection with our transition to self-management, Mr. Schorsch became executive chairman in January 2014. Mr. Schorsch served as chief executive officer of ARC Properties Advisors, LLC (our “former Manager”) from its formation in November 2010 until our transition to self-management in January 2014. Mr. Schorsch has also served as executive chairman of the board of directors of RCS Capital Corporation (“RCS Capital”) since February 2013 and as co-chief executive officer of RCS Capital Management, LLC, RCS Capital’s advisor, since April 2013. Mr. Schorsch served as chairman of the board of directors of American Realty Capital Trust, Inc. (“ARCT”) from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation (NYSE: O); and as the chief executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until March 2012. Mr. Schorsch has served as chairman and chief executive officer of New York REIT, Inc., formerly American Realty Capital New York Recovery REIT, Inc. (“NYRR”), the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the Phillips Edison — ARC Shopping Center REIT Inc. (“PE-ARC”) advisor since its formation in December 2009. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital — Retail Centers of America, Inc. (“ARC RCA”) and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the executive chairman of the board of American Realty Capital Healthcare Trust, Inc. (“ARC HT”) since March 2014 and previously served as the chairman and the chief executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until March 2014. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America (“BDCA”) since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch served as chairman and chief executive officer of American Realty Capital Trust III, Inc. (“ARCT III”), the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with the Company in February 2013 (the “ARCT III Merger”). Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Global Trust, Inc. (“ARC Global”), the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of American Realty Capital Trust IV, Inc. (“ARCT IV”), beginning with its formation in February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager from their formations in February 2012, in each case until the closing of the merger of ARCT IV with the Company in January 2014 (the “ARCT IV Merger”). Mr. Schorsch also has served as the executive chairman of the board of directors of American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”), the ARCH HT II advisor and the ARC HT II property manager since March 2014, and previously served as chairman of the board of ARC HT II from its formation in October 2012 until March 2014. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc. (“ARC RFT”), and as the chief executive officer of ARC RFT and the ARC RFT advisor since their respective formations in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of American Realty Capital Trust V, Inc. (“ARCT V”) since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the Phillips Edison — ARC Grocery Center REIT II, Inc. (“PE-ARC II”) advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of American Realty Capital Hospitality Trust, Inc. (“ARC HOST”) since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has served as chief executive officer of the advisor to United Development Funding Income Fund V (“UDF V”) since September 2013. Mr. Schorsch has also served as chairman of the board of directors of American Realty Capital New York City REIT, Inc. (“ARC NYCR”) since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. Mr. Schorsch has served as a director of the general partner of American Energy Capital Partners, LP (“AEP”) since its formation in October 2013. Mr. Schorsch has served as chairman and chief executive officer of Cole Credit Property Trust, Inc., Cole Credit Property Trust IV, Inc., Cole Credit Property Trust V, Inc., Cole Real Estate Income Strategy (Daily NAV), Inc., Cole Corporate Income Trust, Inc. and Cole Office & Industrial REIT (CCIT II), Inc. since the close of the Company’s acquisition of Cole Real Estate Investments, Inc. (“Cole”) in February 2014. Mr. Schorsch also serves as chief executive officer of such REITs’ respective advisors and other subsidiaries of the Cole Capital platform. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust (“AFRT”) from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that were net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (“AFRG”) and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction Corporation. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRR, ARC RCA, ARC DNAV, ARC Global, ARC RFT, ARCT V and ARC NYCR, his current experience as chairman of ARC HT, ARC HT II, ARC HOST and RCS Capital, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our Board of Directors.

Edward M. Weil, Jr.

Edward M. Weil. Jr. has served as a director of the Company since March 2012. Mr. Weil previously served as an executive officer of the Company from its formation in December 2010 until the Company’s successful transition to self-management in January 2014. Mr. Weil previously served as an executive officer of our former Manager beginning with its formation in November 2010 until January 2014. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRR, the NYRR property manager and the NYRR advisor from their formation in October 2009 until March 2014. Mr. Weil has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until March 2014. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of the ARCT III Merger in February 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formations in July 2011, July 2011 and January 2012, respectively. Mr. Weil served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of the ARCT IV Merger in January 2014. Mr. Weil served as a director of ARCT IV from January 2013 until the close of the ARCT IV Merger in January 2014. Mr. Weil served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager beginning with their formations in October 2012 through March 2014. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer, secretary and director of ARCT V and as president, chief operating officer, treasurer and secretary of the ARCT V advisor and the ARCT V property manager since their formations in January 2013. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil has served as chief executive officer and president of the general partner of AEP since its formation in October 2013. Mr. Weil has served as president, treasurer, secretary and a director of RCS Capital since February 2013. Mr. Weil has served as a trustee of UDF V since October 2013 and has served as the president, chief operating officer, treasurer and secretary of the UDF V advisor since

September 2013. Mr. Weil has served as the chief operating officer of NYCR, the NYCR advisor and the NYCR property manager since their formations in December 2013. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as a director and/or executive officer of ARC RCA, ARC DNAV, ARC Global, ARCT V and RCS Capital, his previous experience as an executive officer of ARCT, ARCT III, ARCT IV, ARC HT and ARC HT II, as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our Board of Directors.

William M. Kahane

William M. Kahane has served as a director of the Company since February 2013. He also served as a director of the Company from December 2010 until March 2012. Mr. Kahane previously served as an executive officer of the Company from December 2010 until March 2012. Additionally, Mr. Kahane served as an executive officer of our former Manager from November 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. He also served as a director of ARCT from August 2007 until January 2013. Mr. Kahane has served as a director of PE-ARC since December 2009. Mr. Kahane has also served as a director of NYRR since its formation in October 2009 and also served as president and treasurer of NYRR from its formation in October 2009 until March 2012. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010 and also served as an executive officer of ARC RCA and the ARC RCA advisor from their respective formations in July 2010 and May 2010 until March 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010. Mr. Kahane previously served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their respective formations in August 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as an executive officer and director of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane has served as a director of PE-ARC II since August 2013. Mr. Kahane has served as ARC HOST’s chief executive officer and president since August 2013. Mr. Kahane has served as co-chief executive officer of the ARC HOST advisor and chief executive officer of the ARC HOST property manager since August 2013. Mr. Kahane has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been the interested director of BDCA since its formation in May 2010 and, until March 2012, was chief operating officer of BDCA. Mr. Kahane has served as chief executive officer and director of RCS Capital since February 2013. Mr. Kahane has served as a director of Cole Real Estate Income Strategy (Daily NAV), Inc. and Cole Credit Property Trust, Inc. since the Company’s acquisition of Cole in February 2014. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979 where he worked on the development of hotel properties in Hawaii and California. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, including the lodging sector becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Nicholas Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane served as a managing director of GF Capital Management & Advisors LLC (“GF Capital”), a New York-based merchant banking firm, where he directed the firm’s real estate investments, from 2001 to 2003. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARC RCA, ARC HT, BDCA, NYRR, PE-ARC, ARC HT II and RCS Capital, his prior experience as an executive officer and director of ARCT, ARCT III and ARC DNAV, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our Board of Directors.

Leslie D. Michelson

Leslie D. Michelson was appointed as an independent director of the Company in October 2012. Mr. Michelson was appointed as an independent director of ARC HT in January 2011 and as lead independent director of ARC HT in July 2012. Mr. Michelson was appointed as lead independent director of ARC RFT in January 2013. Mr. Michelson also has served as an independent director of BDCA since January 2011. Mr. Michelson served as an independent director of ARC RCA from March 2012 until October 2012 and NYRR from October 2009 until August 2011. Mr. Michelson served as an independent director of ARCT until its merger with Realty Income Corporation was completed in January 2013. Since April 2007, Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, which is retained by corporations and individuals to assist them in obtaining high quality care. Mr. Michelson served as vice chairman and chief executive officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its board of directors. Mr. Michelson served on the board of directors of Catellus Development Corp. (a publicly traded national mixed-use and retail developer) from 1997 until 2004 when the company was sold to ProLogis, Inc. Mr. Michelson was a member of the audit committee of Catellus Development Corp. for five years. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as chief executive officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as chairman and co-chief executive officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as chairman and chief executive officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson had been a director of Molecular Insight Pharmaceuticals, a biotechnology company developing innovative diagnostic and therapeutic products for prostate cancer, from November 2011 to January 2013; of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008; of Highlands Acquisition Company, a AMEX-traded special purpose acquisition company, from 2007 to 2009; and of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001. Mr. Michelson is currently a director of Landmark Imaging, a privately held diagnostic imaging and treatment company and of Private Health Management, a retainer-based primary care medical practice management company. Also, from June 2004 through the present, he has been and is a director of ALS-TDI, a philanthropic organization dedicated to curing Amyotrophic Lateral Sclerosis, commonly known as Lou Gehrig’s disease. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976. We believe that Mr. Michelson’s current experience as a director of ARC HT, ARC RFT and BDCA, his previous experience as a member of the board of directors of NYRR, ARC RCA, ARCT and Catellus Development Corp. and his legal education, make him well qualified to serve as a member of our Board of Directors.

Edward G. Rendell

Governor Edward G. Rendell was re-appointed as an independent director of the Company in February 2013. Governor Rendell also served as an independent director of the Company from July 2011 until October 2012. Governor Rendell has served as an independent director of ARC Global since March 2012, BDCA since January 2011 and served as an independent director of ARCT III from March 2012 until the close of the ARCT III Merger in February 2013. Governor Rendell also served as an independent director of

ARC RCA from July 2010 until March 2012 and from October 2012 until the present. Governor Rendell also served as an independent director of ARC HT from January 2011 until March 2012. Governor Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, he served as the chief executive of the nation’s 6th most populous state and oversaw a budget of $28.3 billion. He also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, he eliminated a $250 million deficit, balanced the city's budget and generated five consecutive budget surpluses. He was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Governor Rendell served as the District Attorney of Philadelphia from January 1978 through January 1986. In 1986 he was a candidate for governor of the Commonwealth of Pennsylvania. In 1987, he was a candidate for the mayor of Philadelphia. From 1988 through 1991, Governor Rendell was an attorney at the law firm of Mesirov, Gelman and Jaffe. From 2000 through 2002, Governor Rendell was an attorney at the law firm of Ballard Spahr. Governor Rendell worked on several real estate transactions as an attorney in private practice. An Army veteran, Governor Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School. We believe that Governor Rendell’s current experience as a director of BDCA, ARC RCA and ARC Global, his prior experience as an independent director of ARC HT and ARCT III and his over thirty years of legal, political and management experience gained from serving in his capacities as the Governor of Pennsylvania and as the Mayor and District Attorney of Philadelphia, including his experience in overseeing the acquisition and management of Pennsylvania’s real estate development transactions, including various state hospitals, make him well qualified to serve as a member of our Board of Directors.

Scott J. Bowman

Scott J. Bowman was appointed as an independent director of the Company in February 2013. Mr. Bowman has served as an independent director of ARC Global since May 2012. Mr. Bowman also served as an independent director of ARCT III from February 2012 until the close of the ARCT III Merger in February 2013. Mr. Bowman also has served as a director of NYRR since August 2011. Mr. Bowman has over 20 years of experience in global brand and retail management in addition to retail store development. Mr. Bowman served as the group president of Global Retail and International Development at The Jones Group Inc. (NYSE: JNY) from June 2012 until March 2014. Mr. Bowman founded Scott Bowman Associates in May 2009 and has served as its chief executive officer since such time. Scott Bowman Associates provides global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. From May 2005 until September 2008, Mr. Bowman served as president of Polo Ralph Lauren International Business Development where he was also a member of the executive committee and capital committee. From June 2007 until September 2008, Mr. Bowman served as chairman of Polo Ralph Lauren Japan. During his time with Polo Ralph Lauren, Mr. Bowman led the effort to transform the company’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. The transformation included upgraded merchandising, marketing, store development processes, restructuring remaining partnership agreements as well as leading the effort to buy back control of key operating territories in Asia. From 2003 to 2005, Mr. Bowman served as founder and chief executive officer of Scott Bowman Associates International Retail Consultancy. From May 1998 until January 2003, Mr. Bowman served as an executive officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton. From February 2001 until January 2003, Mr. Bowman served as the chief executive officer of Marc Jacobs Int’l. From May 1998 until January 2001, he was the region president of Duty Free Shoppers. Mr. Bowman has been the chairman of the board of Colin Cowie Enterprises, a multi-platform digital events and lifestyle company, since its formation in March 2011. He was also a member of the boards of directors of Stuart Weitzman from February 2009 until April 2010 and The Health Back, a specialty and e-commerce retailer, from May 2004 until September 2007. Mr. Bowman received his B.A. from the State University of New York at Albany. We believe that Mr. Bowman’s current experience as an independent director of ARC Global and NYRR, his prior experience as an independent director of ARCT III and his extensive experience in global brand and retail management and retail store development, make him well qualified to serve as a member of our Board of Directors.

William G. Stanley

William G. Stanley was appointed as an independent director of the Company in connection with the Company’s acquisition of ARCT IV in January 2014. Mr. Stanley has served as an independent director of NYRR since October 2009 and was appointed as its lead independent director in August 2012. Mr. Stanley served as an independent director of ARCT from January 2008 until the close of its merger with Realty Income Corporation in January 2013 and has served as an independent director of ARC RCA since February 2011. Mr. Stanley also has served as an independent director of BDCA since January 2011. Mr. Stanley was appointed as the lead independent director of ARCT IV in January 2013. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (“SLS”), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd. (“SLG”), a registered investment advisor for high net worth clients since 1997. SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management. Over its history, SLG and SLS have assembled an array of intellectual property in the investment, estate, tax and business planning arena. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Master of Science in Financial Services from the American College in 1997. Mr. Stanley holds FINRA Series 7, 63 and 24 licenses. We believe that Mr. Stanley’s current experience as the lead independent director of NYRR, his current experience as an independent director of ARC RCA and BDCA, his prior experience as an independent director of ARCT and ARCT IV and his extensive financial background, make Mr. Stanley well qualified to serve on our Board of Directors.

Thomas A. Andruskevich

Thomas A. Andruskevich has served as an independent director of the Company since the Company’s acquisition of Cole in February 2014. Mr. Andruskevich previously served as an independent director of Cole from October 2008 until the closing of such acquisition, as a member of its audit committee from May 2012 until the closing of the acquisition and as chairman of its compensation committee and as a member of its corporate governance and nominating committee from June 2013 until the closing of such acquisition. Currently, he is the chairman and chief executive officer of TAA Consulting, LLC and an operating partner for jeweler and timepieces at Marvin Traub Associates. Until July 2013, Mr. Andruskevich served as non-executive vice-chairman of Birks & Mayors, Inc., formerly Henry Birks & Sons, and chairman of Mayors Jewelers, Inc., a wholly owned subsidiary of Birks & Mayors, Inc. Mr. Andruskevich served as the president and chief executive officer of Birks & Mayors, Inc. from November 1996 until March 2012, when he retired. During that time, he orchestrated a merger of Mayors Jewelers, Inc. and Henry Birks & Sons in 2002 and the successful initial public offering of Birks & Mayors, Inc. in 2007. From 1994 to 1996, Mr. Andruskevich was president and chief executive officer of the clothing retailer Mondi of America; which followed a distinguished career at Tiffany & Co. from 1989 to 1994, that culminated in his appointment as executive vice president of international trade in 1992. Mr. Andruskevich serves on the board of directors of Robbins Bros. Jewelry Acquisition Holdings, LLC. He has served as a member of the boards of directors of Birks & Mayors, Inc., Mayors Jewelers, Inc. and Jewelers of America from 2009 to 2012. We believe that Mr. Andruskevich’s prior service on the Boards of Cole, Birks & Mayors, Inc., Mayors Jewelers, Inc. and Jewelers of America and his extensive business background, make him well qualified to serve on our Board of Directors.

Scott P. Sealy, Sr.

Scott P. Sealy, Sr. has served as an independent director of the Company since the Company’s acquisition of Cole in February 2014. Mr. Sealy previously served as an independent director of Cole from October 2008 until the closing of such acquisition and as chairman of its corporate governance and nominating committee and as a member of its compensation and audit committees from June 2013 until the closing of such acquisition. From January 2012 until April 2013, Mr. Sealy served as a member of the board of directors of Cole Credit Property Trust IV, Inc., a non-traded real estate investment trust advised by an affiliate of Cole, and as a member of its audit committee. Mr. Sealy has been a principal of Sealy & Company, Incorporated (“Sealy”), a real estate and investment company, since 1968 and has served as chairman of its board of directors since February 2000. Mr. Sealy provides strategic planning and business development for Sealy, which is in the business of acquisitions, repositioning and ground-up development of regional distribution and industrial facilities. During his tenure, Sealy and its affiliates have acquired or developed and sold over

$1 billion of industrial real estate totaling approximately 31 million square feet. In 2008, Sealy entered into a $200 million joint venture with California State Teachers’ Retirement System. The joint venture, named SeaCal, pursues the acquisition and development of value-added industrial and office properties. Mr. Sealy is a member of the Society of Industrial and Office Realtors and has served as a chapter president, a member of its national board of directors and a member of its strategic planning committee. We believe that Mr. Sealy’s current experience as a director and officer at Sealy, his prior experience serving as an independent director for Cole and Cole Credit Property Trust IV, Inc. and his extensive business background, make him well qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. NICHOLAS S. SCHORSCH, EDWARD M. WEIL, JR., WILLIAM M. KAHANE, LESLIE D. MICHELSON, EDWARD G. RENDELL, SCOTT J. BOWMAN, WILLIAM G. STANLEY, THOMAS A. ANDRUSKEVICH AND SCOTT P. SEALY, SR. AS MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2015 ANNUAL STOCKHOLDERS MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Information About the Board of Directors and its Committees

The Board of Directors ultimately is responsible for the management and control of our business and operations. We are a self-managed REIT. The Board of Directors held a total of 58 meetings during the fiscal year ended December 31, 2013 and took action by written consent or electronic vote on 43 occasions. Each incumbent director that was a director during the fiscal year ended December 31, 2013 attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (held during the periods that he served). Five of our then seven directors attended the 2013 stockholders’ annual meeting. We anticipate that all incumbent directors and director nominees will attend the Annual Meeting.

The Board of Directors has approved and organized an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Effective January 8, 2014, the Company established a Conflicts Committee. During the fiscal year ended December 31, 2013, the Board of Directors carried out the responsibilities typically associated with the Conflicts Committee.

Leadership Structure of the Board of Directors

Nicholas S. Schorsch serves as both our executive chairman of the Board and our chief executive officer. As chief executive officer, Mr. Schorsch is responsible for the daily operations of the Company and implementing the Company’s business strategy. The Board of Directors believes that because the chief executive officer is ultimately responsible for ensuring the successful operation of the Company and its business, which is also the main focus of the Board’s deliberations, Mr. Schorsch is the most qualified director to act as executive chairman. The Board of Directors may modify this structure to best address the Company’s circumstances for the benefit of its stockholders when appropriate.

The Board of Directors appointed Leslie D. Michelson as the lead independent director of the Company. The Board of Directors has appointed a lead independent director to provide an additional measure of balance, ensure the Board’s independence and enhance the Board’s ability to fulfill its management oversight responsibilities.

The Company’s management believes that having a majority of independent and experienced directors, provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Oversight of Risk Management

The Board of Directors has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its approval of all property and company acquisitions, incurrence and assumptions of debt and its oversight of the Company’s executive officers, managing risks associated with the independence of the members of the Board, and reviewing and approving all transactions with certain affiliated parties. As described in “— Conflicts Committee” below, certain affiliated transactions will be approved by a majority vote of the Company’s Conflicts Committee. The Audit Committee oversees management of accounting, financial, legal and regulatory risks.

Audit Committee

The Board of Directors established an Audit Committee in July 2011. During 2013, the Audit Committee met five times.

The charter of the Audit Committee is available to any shareholder who sends a request to American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022. The Audit Committee charter is also available on the Company’s website at http://www.arcpreit.com under “Investor Relations — Governance Documents” by clicking on “Audit Committee Charter.” Our Audit Committee currently consists of Messrs. Leslie D. Michelson, Edward G. Rendell, Scott J. Bowman and William G. Stanley, each of whom is an independent director. Mr. Michelson is currently the chair of our Audit Committee. Each of the Audit Committee members is an independent director and “financially literate” under the meaning of the applicable rules of the NASDAQ Stock Market (“NASDAQ”), as well as under the meaning of the applicable (i) provisions set forth in the Audit Committee charter and (ii) requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable SEC rules. The Board has determined that Leslie D. Michelson is qualified as an Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K and the rules and regulations of the SEC. The Audit Committee, in performing its duties, monitors:

•	the Company’s financial reporting process, auditing and internal control activities, including the integrity of our financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of the Company’s independent and internal auditors, as applicable.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

During the fiscal year ended December 31, 2013, all of the members of the Audit Committee voted to approve the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2013 is discussed below under the heading “Audit Committee Report.”

Stockholders who would like to propose an independent director candidate for the consideration of the Board of Directors may do so by following the procedures under the section entitled “Stockholder Proposals for the 2015 Annual Meeting — Stockholder Proposals and Nominations for Directors to Be Presented at Meetings” on page 49 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Board of Directors established a Nominating and Corporate Governance Committee in July 2011. During 2013, the Nominating and Corporate Governance Committee met three times.

Our Nominating and Corporate Governance Committee is comprised of Messrs. Leslie D. Michelson, Edward G. Rendell, Scott J. Bowman and William G. Stanley, each of whom is an independent director. Mr. Michelson is currently the chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the Board. The charter of the Nominating and Corporate Governance Committee is available to any shareholder who sends a request to American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022. The Nominating and Corporate Governance Committee charter is also available on the Company’s website at http://www.arcpreit.com under “Investor Relations — Governance Documents” by clicking on “Nominating and Corporate Governance Charter.” We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders. Our Nominating and Corporate Governance Committee will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s bylaws. See “Stockholder Proposals for the 2015 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

The Nominating and Corporate Governance Committee is responsible for the following:

•	providing counsel to the Board of Directors with respect to the organization, function and composition of the Board of Directors and its committees;
•	overseeing the self-evaluation of the Board of Directors and the Board of Director’s evaluation of management;
•	periodically reviewing and, if appropriate, recommending to the Board of Directors changes to, our corporate governance policies and procedures; and
•	identifying and recommending to the Board of Directors potential director candidates for nomination.

In making its determinations, our Nominating and Corporate Governance Committee may consider such criteria as it deems appropriate, which may include, without limitation, a nominee’s:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
•	experience in the Company’s industry and with relevant social policy concerns;
•	experience as a board member of another publicly held company;
•	academic expertise in an area of the Company’s operations;
•	diversity of both background and experience;
•	practical and mature business judgment, including ability to make independent analytical inquiries;
•	the nature of and time involved in a director’s service on other boards and/or committees; and
•	with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

Our Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee

The Board of Directors established a Compensation Committee on July 6, 2011. During 2013, the Compensation Committee met five times.

The charter of the Compensation Committee is available to any shareholder who sends a request to American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022. The Compensation Committee charter is also available on the Company’s website at http://www.arcpreit.com under “Investor Relations — Governance Documents” by clicking on “Compensation Committee Charter.” Our Compensation Committee is comprised of Messrs. Michelson, Bowman, Rendell and Stanley, each of whom is an independent director. Mr. Michelson is currently the chair of our Compensation Committee. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The principal functions of the Compensation Committee are to:

•	approve and evaluate all compensation plans, policies and programs as they affect the Company’s executive officers;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;
•	oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of capital stock, restricted stock units, dividend equivalent shares, the OPP (as defined below) and other equity-based awards;
•	assist the Board of Directors and the executive chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-executive directors.

In carrying out its responsibilities, our Compensation Committee may delegate any or all of its responsibilities to a subcommittee to the extent consistent with the Company’s charter, bylaws and any other applicable laws, rules and regulations.

Role of Executive Officers in the Compensation Process

Our named executive officers, particularly Mr. Schorsch, provide input and recommendations to the Compensation Committee for the compensation paid to each of the Company’s officers, directors and employees. Our Compensation Committee considers these recommendations when determining salary, if any, awarding annual incentive compensation and setting incentive opportunities for the coming year and under the Equity Plan and OPP (defined below). In addition, our chief financial officer analyzes the financial implications of various executive compensation plan designs.

Independent Compensation Consultant

In connection with our transition to self-management, the Compensation Committee consulted with FTI Consulting, Inc. (“FTI”) to review a proposed executive compensation structure to be established once the Company became self-managed, including the OPP, described in “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation, Discussion and Analysis.” Additionally, the Compensation Committee conferred with FTI regarding compensation to be paid to non-executive directors for their service once the Company became self-managed.

Conflicts Committee

During the fiscal year ended December 31, 2013, the Company did not have a standing Conflicts Committee. Pursuant to the terms of the Company’s Agreement and Plan of Merger with Cole and Clark Acquisition, LLC (the “Cole Merger Agreement”), effective with the close of the Company’s acquisition of Cole (the “Cole Merger”), on February 7, 2014, the Company adopted an amendment to its bylaws by which it established a Conflicts Committee. The Conflicts Committee is composed of Messrs. Michelson, Stanley, Andruskevich and Sealy. A majority of the Conflicts Committee must approve any material contracts and transactions between the Company and AR Capital, LLC and its affiliates (subject to certain exceptions) and the Conflicts Committee has the power to monitor compliance with certain self-management requirements specified by the Cole Merger Agreement. The entire Board of Directors will review transactions that remain outside of the scope of the Conflicts Committee’s purview and, should certain conflicts arise with management or the non-executive directors, the independent directors will review such transactions. The Board of Directors is responsible for reviewing and approving all transactions with affiliated parties, all purchases or leases of properties from or sales or leases to an affiliate and reviewing and approving all agreements and amendments to agreements between the Company and any affiliates.

During the fiscal year ended December 31, 2013, all of the members of the Board of Directors reviewed our policies and report that they are being followed by us and are in the best interests of our stockholders. Certain of the factors considered by the Board of Directors are set forth in the financial statements (including the notes thereto) and Risk Factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013. The Board reviewed the material transactions between AR Capital, LLC, our former Manager and their respective affiliates, on the one hand, and us, on the other hand, which occurred during the fiscal year ended December 31, 2013. The Board has determined that all our transactions and relationships with AR Capital, LLC, our former Manager and their respective affiliates during the fiscal year ended December 31, 2013 were fair and were approved in accordance with the policies referenced in “Certain Relationships and Related Transactions” below.

Director Independence

The Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of NASDAQ. Based upon information solicited from each nominee, the Board of Directors has affirmatively determined that Leslie D. Michelson, Edward G. Rendell, Scott J. Bowman, William G. Stanley, Thomas A. Andruskevich and Scott P. Sealy, Sr. have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than as a director of the Company and are “independent” within the meaning of NASDAQ’s director independence standards and the Company’s Audit Committee independence standards, as currently in effect. Our Board of Directors has determined that each of the six independent directors satisfies the listing standards for independence. There are no familial relationships between any of our independent directors and executive officers.

Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors by sending written communications addressed to such person or persons in care of American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022, Attention: Brian S. Block, Chief Financial Officer, Treasurer, Secretary and Executive Vice President. Mr. Block will deliver all appropriate communications to the Board of Directors no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for 2014. Grant Thornton has audited our consolidated financial statements since March 21, 2011. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests the Company and its stockholders. If our stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

A representative of Grant Thornton will attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The proxy holder named on the enclosed proxy card intends to vote “FOR” the ratification of the appointment of the independent auditor. If you do not wish your shares to be voted for such ratification, please vote “AGAINST” or “ABSTAIN” on the appropriate question on the proxy card or, if you are authorizing a proxy to vote your shares by telephone or the Internet, follow the instructions provided when you authorize a proxy. The appointment of the independent auditor will be ratified if a majority of votes cast at the Annual Meeting vote “FOR” such ratification, provided that a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Fees

Aggregate fees for professional services rendered by Grant Thornton for the years ended December 31, 2013 and 2012 were as follows:

Audit Fees

Audit fees billed were $1,486,557 and $296,082 for the fiscal years ended December 31, 2013 and 2012, respectively. The fees were for professional services rendered for audits of the Company’s annual consolidated financial statements and for reviews of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Audit Related Fees

There were no audit related fees billed for the fiscal years ended December 31, 2013 or 2012.

Tax Fees

There were no tax fees billed for the fiscal years ended December 31, 2013 or 2012.

All Other Fees

Fees for other services were $106,087 for the fiscal year ended December 31, 2013 related to audits performed under Regulation S-X Rule 3-14. There were no other fees billed for the fiscal year ended December 31, 2012.

The aggregate fees billed by the independent auditor for the fiscal years ended December 31, 2013 and 2012 were $1,592,644 and $296,802, respectively.

Pre-Approval Policies and Procedures

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the related requirements of the Sarbanes-Oxley Act of 2002, as amended, as well as the American Institute of Certified Public Accountants (“AICPA”). All services rendered by Grant Thornton were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended December 31, 2013. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

To the Directors of American Realty Capital Properties, Inc.:

We have reviewed and discussed with management American Realty Capital Properties, Inc.’s audited financial statements as of and for the year ended December 31, 2013.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in American Realty Capital Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee

Leslie D. Michelson (Chairman)
Edward G. Rendell
Scott J. Bowman
William G. Stanley

PROPOSAL 3

ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE EXECUTIVE COMPENSATION DESCRIBED HEREIN

Pursuant to Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to vote on a non-binding advisory resolution approving the named executive officers’ executive compensation described herein. This proposal, known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officer’s compensation. Approval of this non-binding advisory vote will be secured by an affirmative vote of a majority of the votes cast with respect to this proposal.

The compensation program for our named executive officers is designed to attract, motivate and retain talented executive officers, who are critical to the Company’s long-term success, and to reward them for their performance and the Company’s performance. As described in “Compensation Discussion and Analysis” and in the compensation tables below on pages 22 – 33 of this proxy statement, the Compensation Committee has structured compensation for the named executive officers by comparing appropriate compensation against peer group companies with a focus on pay-for-performance. The Company believes that its compensation program for its named executive officers is appropriate and favorably serves the Company’s stockholders.

Therefore, the Board of Directors recommends a vote in favor of the following resolution:

RESOLVED, that the Company’s stockholders hereby approve, by this non-binding resolution, the compensation of the Company's named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE NAMED EXECUTIVE OFFICERS’ COMPENSATION DESCRIBED HEREIN.

PROPOSAL 4

ADOPTION OF A NON-BINDING ADVISORY RESOLUTION WITH RESPECT TO THE FREQUENCY OF RATIFICATION OF THE EXECUTIVE COMPENSATION DESCRIBED IN PROPOSAL 3

As noted in Proposal 3, the Company’s stockholders have been asked to cast a vote in favor of the adoption of a non-binding advisory resolution approving the named executive officers’ compensation described in this proxy statement. Section 14A of the Exchange Act requires the Company to seek input from its stockholders regarding the frequency with which it will hold a non-binding, advisory stockholder vote on the named executive officers’ compensation. The Company will review the stockholders’ selection of the frequency of such vote and evaluate whether it will establish the frequency of the say-on-pay vote based on the plurality of votes cast in favor of holding the vote requested under Proposal 3 every one, two or three years. The Company’s decision as to the frequency of such vote may differ from the selection made by a plurality of the Company’s stockholders at this year’s annual stockholder meeting.

The resolution is provided below:

RESOLVED, that the Company’s stockholders hereby elect, by this nonbinding resolution, that the frequency of the stockholder vote on the named executive compensation occur either annually, every two years or every three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS ELECT THAT THE NAMED EXECUTIVE OFFICERS’ COMPENSATION BE RATIFIED, AS REQUESTED IN PROPOSAL 3, ON AN ANNUAL BASIS.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS,
DIRECTORS AND CERTAIN STOCKHOLDERS

Compensation Discussion and Analysis

This section provides both an overall and individual summary of the compensation paid to the named executive officers of the Company during the fiscal year ended December 31, 2013 and describes certain arrangements adopted for our named executive officers in connection with our transition to self-management effective January 8, 2014. Our named executive officers for fiscal 2014 are expected to be Nicholas S. Schorsch, our Executive Chairman and Chief Executive Officer; Brian S. Block, our Chief Financial Officer, Treasurer, Secretary and Executive Vice President; Davis S. Kay, our President; and Lisa E. Beeson, our Chief Operating Officer. All such compensation was approved by the Compensation Committee, following discussions with and presentations from FTI. The Compensation Committee has resolved to meet at least quarterly during the fiscal year ending December 31, 2014 in order to evaluate and assess the named executive officers’ performance against certain performance goals and to assess the compensation arrangements for our named executive officers, including to consider the results of the non-binding advisory vote contained in Proposal 3.

The Company’s Transition to Self-Management

During the fiscal year ended December 31, 2013, our former Manager performed our day-to-day management services. During fiscal 2013, Messrs. Schorsch and Block were not employed by us and they received no compensation directly from us for the performance of their duties as executive officers of the Company.

In August 2013, the Board of Directors, in consultation with management, resolved to transition to self-management and eliminate its external management structure. Effective January 8, 2014, such transition to self-management was successfully consummated and our contractual relationship with our former Manager was terminated. A 60-day tail period was established to finalize our transition toward becoming a self-managed real estate investment trust. A description of the Transition Services Agreement entered into in connection with the transition to self-management can be found below under “— Certain Relationships and Related Party Transactions — Transition to Self Management”.

The Company’s planned transition toward self-management was the result of the successful transformation of the Company from a REIT with total assets of $256 million as of December 31, 2012 to the leading publicly traded net lease REIT, following the Company’s acquisition of Cole on February 7, 2014, at which time the Company had total assets exceeding $20 billion. The Company believes that in order to firmly establish the Company as the leading publicly traded net lease REIT and a leading publicly traded company, a fully dedicated management team is necessary to:

•	achieve general and administrative cost savings that can be passed on to investors;
•	have a staff and management team that is fully accountable to the Company’s stockholders and whose compensation is linked directly to the performance of the Company; and
•	receive market recognition for the Company’s growth by eliminating certain conflicts of interest that are unique to externally managed REITs.

In connection with, and effective upon, the Company’s transition to self-management, on January 8, 2014, Mr. Schorsch, the chief executive officer and executive chairman of the Company since its inception, became an employee of the Company. Also in connection with, and effective upon, the Company’s transition to self-management, on January 8, 2014, Mr. Block, the chief financial officer and executive vice president of the Company since its inception, became a full-time employee of the Company and resigned from all other executive officer positions that he had previously held in non-traded real estate investment programs sponsored by AR Capital, LLC and in RCS Capital. Mr. Kay and Ms. Beeson were each hired in 2013 by ARC Properties Operating Partnership, L.P. (our “Operating Partnership”) to be executive officers of the Company. Mr. Kay commenced employment effective on December 16, 2013 and Ms. Beeson commenced employment effective on November 7, 2013.

In 2013, the Company acquired ARCT III and CapLease, Inc., as well as large portfolios from GE Capital Corp., Inland American Real Estate Trust, Inc. and a large portfolio from affiliates of funds managed by Fortress Investment Group, LLC. Also in 2013, the Company announced the acquisitions of ARCT IV and Cole, which closed on January 3, 2014 and February 7, 2014, respectively. These transactions expanded the Company’s portfolio and required the coordination of various financings to achieve. We believe that our Company requires strong leadership, motivated by a pay-for-performance compensation structure, to effectively manage our over $20 billion in assets, to incorporate the thousands of new properties acquired through our acquisitions, to use appropriate leverage to foster our continued growth, and in connection with the Company’s acquisition of Cole, to integrate over 300 new employees in a second headquarters in Phoenix, Arizona.

Overall Executive Compensation Philosophy

In connection with the Company’s transition to self-management, the Compensation Committee discussed appropriate compensation for the Company’s named executive officers with FTI, the Company’s independent compensation consultant, and compared the named executive officers’ compensation against FTI’s proposed peer group, with a focus on ensuring that executive compensation is tied to performance. In 2013, we entered into employment agreements with Messrs. Schorsch and Block that became effective January 8, 2014, the date on which the Company successfully transitioned to self-management. No compensation was awarded or paid to Messrs. Schorsch and Block during the fiscal year ended December 31, 2013. In addition, in 2013, our Operating Partnership entered into employment agreements with Mr. Kay, which became effective on December 16, 2013, and Ms. Beeson, which became effective on November 7, 2013. FTI’s review of proposed compensation, as contained in each named executive officer’s employment agreement, was based solely on peer group data and a focus on pay-for-performance. As a leading self-managed REIT, the Compensation Committee also believes that paying a large portion of the named executive officers’ compensation in the form of restricted equity incentivizes the long-term dedication of such named executive officers. This aspect of the philosophy on executive compensation is highlighted in the form of equity retention awards and annual equity incentive compensation.

Elements of Compensation

Below are descriptions of the key elements of the Company’s compensation program for our named executive officers, as adopted by the Compensation Committee after taking into consideration FTI’s analysis. The key components of the Company’s compensation program for named executive officers include: Base Salary; Annual Incentive Compensation; Retention Grants; Long-term Incentive Compensation; Severance and Change in Control Payments; and Benefits and other Perquisites.

Base Salary

FTI presented the Compensation Committee with base salary data from a peer group comprised of 12 comparable REITs ranging from $7.4 billion in total assets to $32.0 billion in total assets. Those 12 REITs were: Alexandria Real Estate Equities, Inc.; American Tower Corporation; Boston Properties, Inc.; General Growth Properties, Inc.; HCP, Inc.; ProLogis, Inc.; Public Storage; Realty Income Corporation; Simon Property Group, Inc.; SL Green Realty Corp.; and Ventas, Inc. (collectively, the “Peer Group”). Base salaries for each of Messrs. Schorsch, Kay and Block and Ms. Beeson were determined in light of comparative base salaries for executive officers in similar positions at these peer group companies.

The terms of the respective employment agreements for each of Messrs. Schorsch, Block and Kay and Ms. Beeson provide for appropriate adjustments to the applicable executive officer’s base salary based upon annual reviews of such officer’s performance.

The below table presents the initial base salaries for 2014 for each of the named executive officers and the responsible party for reviewing and adjusting each executive officer’s salary, as set forth in each executive officer’s employment agreement:

Named Executive Officer	2014 Salary (in U.S. dollars)	Responsible Party
Nicholas S. Schorsch	$1,100,000*	Compensation Committee
David S. Kay	$600,000	CEO
Lisa E. Beeson	$450,000	Compensation Committee and CEO
Brian S. Block	$500,000*	Compensation Committee

*	Base salary for Messrs. Schorsch and Block is required to be increased annually, at a minimum, by a percentage equivalent to the percentage increase in the Consumer Price Index for such year.

Our Operating Partnership commenced payment of base salary at the annual rates shown above to Mr. Kay and Ms. Beeson upon the commencement of their employment in 2013.

Annual Incentive Compensation

FTI presented the Compensation Committee with annual incentive compensation data from the Peer Group. In order to ensure that the named executive officer’s compensation is tied to their performance, for fiscal 2014, annual incentive compensation will be determined following the Compensation Committee’s review of the named executive officers’ achievement of certain quantitative goals as well as analysis of the officers’ performance in achieving certain qualitative measures.

After review of comparative data, cash and equity thresholds were established for fiscal 2014 for each of the named executive officers. The Compensation Committee believes that providing incentive compensation in the form of both cash and equity, with an emphasis on equity compensation, ensures that the named executive officers continue to stay incentivized to achieve their performance goals. The equity portion of the annual incentive compensation is designed to achieve the Company’s “skin-in-the-game” goals and consists of issuing restricted shares under the Company’s Equity Plan (as defined below). Additionally, annual incentive compensation is more heavily weighted toward equity compensation to closely align the named executive officers’ interests with the long-term growth of the Company.

The below table presents the fiscal 2014 threshold, target and maximum annual cash and equity bonus amounts (as percentages of base salary) for each of the named executive officers.

Named Executive Officer	Threshold Equity Bonus Percentage	Target Equity Bonus Percentage	Maximum Equity Bonus Percentage	Threshold Cash Bonus Percentage	Target Cash Bonus Percentage	Maximum Cash Bonus Percentage
Nicholas S. Schorsch	350%	450%	550%	250%	350%	450%
David S. Kay	250%	350%	450%	150%	250%	350%
Lisa E. Beeson	150%	200%	250%	100%	150%	200%
Brian S. Block	250%	350%	450%	150%	250%	350%

As discussed above, the Compensation Committee’s evaluation of awards of annual incentive compensation will be based upon a mix of quantitative and qualitative measures where 80% of the evaluation will be tied to quantitative goals tied to company performance and 20% of the evaluation will be tied to the Compensation Committee’s qualitative assessment of the executive officers’ respective performance.

The below matrices provide a summary of the fiscal 2014 goals established for the named executive officers. The first table provides the metrics that will be used to determine the performances of Messrs. Kay and Block and Ms. Beeson and the second table provides the matrix that will be used to determine fiscal 2014 annual incentive compensation for Mr. Schorsch. Each component is is comprised of subsets of goals, which are listed below such component. The Compensation Committee will consider each subset goal under each performance component listed to determine if the named executive officer should receive a threshold, target or maximum award for such performance component. In accordance with each executive officer’s employment agreement, the assignment of an achievement level will remain at the discretion of the Compensation Committee in the case of Messrs. Schorsch and Block, and at the discretion of the Compensation Committee, in consultation with Mr. Schorsch, in the case of Mr. Kay and Ms. Beeson.

Performance Goals for David S. Kay, Lisa E. Beeson and Brian S. Block

Performance Component	Subset Goal		Weighting	Threshold	Target	Maximum
Financial	—		20%	—	—	—
	Investment Grade Rating		—	Maintenance of either Moody’s or S&P	Maintenance of both Moody’s and S&P	Maintenance of Moody’s, S&P and Receipt of Fitch
	Meet Adjusted Funds From Operations Earnings Expectations		—	$1.06 per share	$1.13 per share	Above $1.16 per share
	Successful Retention of Analyst Relationships		—	5 Research Analysts	7 Research Analysts	9 Research Analysts
Private Capital Management (“PCM”)	—		20%	—	—	—
	Expand PCM Business		—	$2.5 Billion Capital Raise	$3.1 Billion Capital Raise	$4.0 Billion Capital Raise
	Selling Agreements for New Programs	(1)	—	75% of Predecessor Programs	90% of Predecessor Programs	110% of Predecessor Programs
	Monthly Advisor Meeting Count		—	Same as 2013	15% Increase	25% Increase
Acquisitions and Portfolio Management	—		20%	—	—	—
	Individual Acquisitions and Sale-Leaseback Transactions		—	$2.0 Billion	$2.5 Billion	$3.2 Billion
	Portfolio Metrics (Diversification, Tenor, Investment Grade Credit Tenancy and Occupancy)		—	+ or – 2.5%	+ 5%	+7.5%
Achievement of Post-Cole Merger Integration and Synergies	—		20%	$70 Million in Savings	$75 Million in Savings	$85 Million in Savings
Improve Market Perception (Qualitative)	—		10%	—	—	—
Personnel Integration & Synergies (Qualitative)	—		10%	—	—	—
(1)	“New programs” refers to two currently registered Cole Capital non-traded REIT offerings. “Predecessor programs” refers to recently closed Cole Capital non-traded REIT offerings.

Performance Goals for Nicholas S. Schorsch

Performance Component	Subset Goal	Weighting	Threshold	Target	Maximum
Capital Structure	—	25%	—	—	—
	Investment Grade Rating	—	Maintenance of either Moody’s or S&P	Maintenance of both Moody’s and S&P	Maintenance of Moody’s, S&P and Receipt of Fitch
Earnings	—	30%	—	—	—
	Meet Adjusted Funds From Operations Earnings Expectations	—	$1.06 per share	$1.13 per share	Above $1.16 per share
Management (Build Out, Hire and Maintain Executive Management Team)	—	25%	—	—	—
Improve Market Perception (Qualitative)	—	10%	—	—	—
Foster Positive Corporate Culture (Qualitative)	—	10%	—	—	—

No annual incentive program was established for, and accordingly no annual incentive payments were made to, any of our named executive officers for fiscal 2013.

Retention Grants

After discussions with FTI, the Compensation Committee determined that it was appropriate to award each of the named executive officers with retention grants of restricted stock under the American Realty Capital Properties, Inc. Equity Plan (the “Equity Plan”) to incentivize the officers’ long-term interest in the success of the Company. FTI provided the Compensation Committee with comparative data for officers serving for other REITs in order to appropriately design equity retention awards for each of the named executive officers. Additionally, as an inducement to entering into their employment agreements, Mr. Kay received a $4.6 million cash retention award as well as a $15,000 signing bonus and Ms. Beeson received a $750,000 cash retention award.

The following table provides a summary of the equity retention awards that each of the named executive officers was entitled to receive pursuant to his or her respective employment agreement as well as the vesting schedule for each such equity award.

Named Executive Officer	Dollar Value of Equity Retention Award	Vesting Schedule
Nicholas S. Schorsch	$24,860,000	1/9 Each Year for 9 Years	(1)
David S. Kay	$3,200,000	1/3 Each Year for 3 Years	(2)
Lisa E. Beeson	$750,000	1/3 Each Year for 3 Years	(2)
Brian S. Block	$10,000,000	1/7 Each Year for 7 Years	(1)

(1)	As described in further detail below in “— Potential Payments on Termination or Change of Control”, each of Messrs. Schorsch’s and Block’s employment agreements provide that the executive’s equity retention award will vest in full, and all restrictions thereupon will lapse, in the event of the executive’s termination of employment for any reason. In addition, Messrs. Schorsch’s and Block’s equity retention awards will vest in full in the event of a change of control.
(2)	As described in further detail below in “— Potential Payments on Termination or Change of Control”, each of Mr. Kay’s and Ms. Beeson’s employment agreements provide that the executive’s equity retention award will vest in full, and all restrictions thereupon will lapse, in the event of the following terminations of the officers’ employment: by the Company without “cause” or for “disability”; due to the executive’s death; or for any reason upon a “change in control” which occurs more than 12 months after the effective date of the employment agreement and results in a negative impact of the executive’s duties or responsibilities.

Long-term Incentive Compensation

In October 2013, the Compensation Committee approved the adoption of the 2014 Multi-Year Outperformance Plan (the “OPP”), which became effective as of January 8, 2014. The OPP was established to provide an element of incentive compensation to the named executive officers, among other participants, which would be tied directly to the performance of the Company in respect of the Absolute Component and Relative Component, described in the table below. Under the OPP, participants (including each of our named executive officers) are issued LTIP Units in the Operating Partnership. The maximum award value of all LTIP Units that may be earned under the OPP will be $222.1 million, which is equal to approximately 5% of our equity market capitalization (“the OPP Cap”) at the time of the Compensation Committee’s approval of the OPP. Each participant in the OPP is granted the right to earn LTIP Units equal to a participation percentage of a portion of the OPP Cap upon the first, second and third anniversaries of October 1, 2013 (the “OPP Performance Commencement Date”). The LTIP Units are structured as profits interests in the Operating Partnership. The value of LTIP Units earned under the OPP will be determined based on the Company’s level of achievement of total return to stockholders, including both share price appreciation and common stock distributions (“Total Return”), as measured against both an absolute hurdle and against a peer group of companies, over the three-year performance period that commenced on the OPP Performance Commencement Date (the “Performance Period”), each 12-month period during the Performance Period (each an “Annual Period”) and the initial 24-month period of the Performance Period (the “Interim Period”), as follows:

	Performance Period	Annual Period	Interim Period
Absolute Component: 4% of any excess Total Return attained above an absolute hurdle measured from the beginning of such period:	21%	7%	14%
Relative Component:  4% of any excess Total Return attained above the median Total Return for the performance period of the Peer Group(1), subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

• 100% will be earned if cumulative Total Return achieved is at least:	18%	6%	12%
• 50% will be earned if a cumulative Total Return achieved is:	0%	0%	0%
• 0% will be earned if cumulative Total Return achieved is less than:	0%	0%	0%
• a percentage from 50% to 100% calculated by linear interpolation will be earned if cumulative Total Return achieved is between:	0% – 18%	0% – 6%	0% – 12%

(1)	The “Peer Group” is comprised of the following companies: EPR Properties; Getty Realty Corporation; Lexington Realty Trust; National Retail Properties, Inc.; Realty Income Corporation; and Spirit Realty Capital, Inc.

The potential outperformance award is calculated at the end of each Annual Period, Interim Period and Performance Period. The award earned for the Performance Period is based on the formula in the table above less any awards earned for the Interim Period and Annual Periods, but not less than zero; the award earned for the Interim Period is based on the formula in the table above less any award earned for the first and second Annual Periods, but not less than zero. Any LTIP Units that are unearned at the end of the performance period will be forfeited.

LTIP Units were granted to the named executive officers effective on January 8, 2014. Additional LTIP Units may be granted by the Compensation Committee in its discretion. Subject to the participant’s continued service through each vesting date, 1/3 of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the OPP Performance Commencement Date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10%

of the distributions made on the units of limited partnership interest in the Operating Partnership. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as the OP Units. At the participant’s capital account with respect to their LTIP Units is economically equivalent to the average capital account balance of the OP Units of the Operating Partnership and have been earned and has been vested for 30 days, the applicable LTIP Units will automatically convert into OP Units on a one-to-one basis.

The OPP provides for early calculation and vesting of LTIP Units in the event of a change in control prior to the end of the Performance Period. Under the OPP, treatment of a participant’s award upon a termination of service will be governed by the terms of the participants’ OPP award agreement or service agreement with us. In the event a participant’s OPP award agreement or service agreement does not provide for treatment of the award upon the Participant’s termination, then the award will be forfeited upon such termination. The OPP award agreements for Messrs. Schorsch and Block each provide for early calculation and vesting of LTIP Units if the executive’s employment is terminated for any reason other than for cause prior to the end of the Performance Period (but the LTIP Units will remain subject to certain transfer restrictions). In addition, the OPP award agreements for Messrs. Schorsch and Block provide for full vesting of unvested LTIP Units upon a termination of employment for any reason other than for cause following the end of the Performance Period. The employment agreements for Mr. Kay and Ms. Beeson provide that, in the event of termination of employment without cause or upon a change in control that occurs more than 12 months following the effective date of the employment agreement and which results in a negative impact on the executive’s duties and responsibilities, the applicable performance measurement calculations will be performed in accordance with the OPP, resulting awards shall be earned and will vest over the time period set forth in the OPP. Messrs. Schorsch and Block will be entitled to receive a tax gross-up in the event that any amounts paid to the participants under the OPP constitute “parachute payments” as defined in Section 280G of the Code.

Each of the OPP award agreements for the named executive officers was entered into effective January 8, 2014. The below table provides the participation percentage awarded to each named executive officer and the total number of LTIPs issued to each of the named executive officers which represent the named executive officer’s participation percentage in the maximum potential OPP award pool, which may not ultimately be earned, multiplied by the Initial Market Cap and divided by $12.43 per LTIP Unit, the 5-day trailing average closing price per share price of the Company’s Common Stock on the OPP Performance Commencement Date.

Named Executive Officer	Participation Percentage	Number of LTIP Units Issued under the OPP
Nicholas S. Schorsch	42.5%	7,455,504
David S. Kay	5%	877,118
Lisa E. Beeson	3.75%	657,839
Brian S. Block	10%	1,754,236

Severance and Change in Control Payments

Each of the named executive officer’s employment agreements provide for the payment or provision of certain benefits, bonuses and other compensation should the named executive officer be terminated without cause, due to death or disability, and due to voluntary resignation by the named executive officer under certain circumstances. The employment agreements for Messrs. Schorsch and Block provide for acceleration of certain equity awards upon any termination of employment, and enhanced severance payments if a termination of employment (other than for cause or due to death or disability) occurs following a change in control. In addition, upon a change in control, the employment agreements for Messrs. Schorsch and Block provide for acceleration of equity award vesting.

Please see “— Compensation, Discussion and Analysis — Potential Payments upon Termination or Change-in-Control” for a more comprehensive discussion of the payments, benefits and awards due to each of the named executive officers upon certain terminations.

Benefits and other Perquisites

Pursuant to each named executive officer’s employment agreement, the named executive officer will be entitled to participate in the employee benefit plans made available to the Company’s executives. In addition, for Messrs. Schorsch and Block, the Company will maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive, pay for an annual medical examination for the Executive and pay or reimburse each Executive for miscellaneous costs incurred up to a maximum annual amount for tax and financial planning. At the recommendation of the Board, the Company will cover costs incurred by Mr. Schorsch in connection with his employment of a driver/security personnel or the use of a car service. In the case of driver/security personnel, the Company will pay the cost of salary and financial benefits, plus such additional amount as necessary to have no federal, state or local tax effect on Mr. Schorsch.

The Compensation Committee found that such benefits were appropriate in that they provided the named executive officer with the same coverage as other full-time employees, as well as certain additional benefits that were appropriate for the particular named executive officer based on the Compensation Committee’s review of the benefits provided to other comparable executive officers in the Peer Group.

Deductibility of Executive Compensation

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Code, a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers are performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our net taxable income each year, we do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Board of Directors recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Leslie D. Michelson (Chairman)
Edward G. Rendell
Scott J. Bowman
William G. Stanley

Summary Compensation Table

The following table sets forth information with respect to the aggregate compensation for Mr. Kay and Ms. Beeson for the fiscal year ended December 31, 2013, the first year in which compensation was paid to any of the Company’s named executive officers. During fiscal year 2013, Messrs. Schorsch and Block were not employed by us and they received no compensation directly from us for the performance of their duties as executive officers of the Company.

Name and Principal Position	Year	Salary (in dollars)	Bonus (in dollars)(1)	Stock Awards (in dollars)(2)	All Other Compensation (in dollars)	Total Compensation (in dollars)
David S. Kay – President	2013	$25,000	4,615,000	3,216,548	—	7,856,548
Lisa E. Beeson – Chief Operating Officer	2013	$68,182	750,000	732,313	—	1,550,495

(1)	Reflects cash retention awards paid in connection with the commencement of the named executive officer’s employment and for Mr. Kay, a $15,000 signing bonus.
(2)	Reflects the grant date fair value of retention stock awards granted by the Company in connection with the commencement of the named executive officer’s employment, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

Grants of Plan-Based Awards

The following table sets forth information with respect awards granted to Mr. Kay and Ms. Beeson for the fiscal year ended December 31, 2013 as discussed in “— Compensation, Discussion and Analysis — Retention Grants”. No other grants of plan-based awards were made to the named executive officers during fiscal 2013.

Named Executive Officer	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)
David S. Kay	12/31/2013	11/25/2013	250,315	$3,216,548
Lisa E. Beeson	12/06/2013	10/27/2013	57,212	$732,313

(1)	Reflects the number of shares of restricted stock granted to the named executive officer in connection with the commencement of the named executive officer’s employment. These awards will vest in three equal installments on each of the first, second and third anniversaries of the grant date subject to the named executive officer’s continued service through the vesting date except that the shares of restricted stock will vest in the event of certain terminations of employment and in certain circumstances may vest upon a change in control. See “ — Compensation, Discussion and Analysis — Potential Payments upon Termination or Change-in Control” for additional information.
(2)	Reflects the grant date fair value of retention stock awards granted by the Company in connection with the commencement of the named executive officer’s employment, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

Outstanding Equity Awards as of December 31, 2013

The following table provides a summary of the shares of restricted stock issued to Mr. Kay and Ms. Beeson which had not vested as of December 31, 2013. As of December 31, 2013, neither Mr. Schorsch nor Mr. Block held outstanding equity awards. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 31, 2013 of $12.85.

Named Executive Officer	Number of Shares or Units of Stock That Have not Vested(1)	Market Value of Shares or Units of Stock That Have not Vested
David S. Kay	250,315	$3,216,548
Lisa E. Beeson	57,212	$735,174

(1)	These awards will vest in three equal installments on each of the first, second and third anniversaries of the grant date subject to the named executive officer’s continued service through the vesting date except that the shares of restricted stock will vest in the event of certain terminations of employment and in certain circumstances may vest upon a change in control. See “ — Compensation, Discussion and Analysis — Payments upon Termination or Change-in-Control” for additional information.

Potential Payments upon Termination or Change-in-Control

Below are summary provisions with respect to the benefits and payments due to each of the named executive officers pursuant to their respective employment agreements.

Provisions for Nicholas S. Schorsch
•	Death, Termination by the Company without Cause or for Disability or Termination by Mr. Schorsch for Good Reason: (i) Any earned and unpaid Base Salary, annual incentive compensation cash and equity awards, equity awards and expense reimbursements (including accrued but unused vacation) due at the time of such event (the “Accrued Obligations”), plus the fair value of any unvested equity awards; (ii) a prorated annual incentive compensation cash and equity award, each at the maximum level, for the year in which the event occurred; (iii) a lump sum amount equal to the sum of (i) Mr. Schorsch’s then annual base salary and (ii) the sum of his annual cash incentive bonus and annual equity incentive bonus (assuming target level performance) and equity units multiplied by (x) the remaining years in the initial nine-year term of the employment agreement for the first six years of the initial term and (y) 2.99 for each of the remaining years in the initial term and each year of any renewal term (together with items (i) and (ii), the “Severance Payment”); (iv) existing health benefits shall be made available to Mr. Schorsch,(and, in the case of disability or death, his spouse and eligible dependents) for two years thereafter; and (v) all equity awards shall vest immediately.
•	Termination by the Company for Cause or by Mr. Schorsch without Good Reason: The Accrued Obligations and a prorated portion of any applicable threshold level annual incentive compensation cash and equity awards due for the the year in which such termination occurred. In addition, all equity awards vest immediately, unless otherwise provided under any applicable conditions on the award.
•	Change of Control: If Mr. Schorsch’s employment is terminated within two years following a change of control for any reason other than Cause, death or disability, he shall be entitled to the greater of: (i) 2.99 multiplied by: (x) the three-year average of Mr. Schorsch’s Base Salary for the three calendar years preceding the termination; plus (y) the average annual incentive compensation cash award actually received for the three full fiscal years preceding such termination; and (ii) the Severance Payment. If Mr. Schorsch is terminated within six months prior to a change of control, he shall be entitled to an additional amount equal to the amount by which item (i) above exceeds item (ii) above. All outstanding equity awards shall vest in full immediately on a change of control, regardless of whether Mr. Schorsch’s employment is terminated.
Provisions for David S. Kay and Lisa E. Beeson
•	Termination due to Death or by the Company for Disability: Earned and accrued but unpaid Base Salary through the date of termination in accordance with normal payroll practice, unreimbursed business expenses through the date of termination, payments and benefits due under the officer’s employee benefit plan (collectively, the “Accrued Benefits”) and any accrued and unpaid annual incentive compensation cash award for the year prior to the year of termination. In addition, shares issued as part of the officer’s retention grant and any previously granted annual incentive compensation equity awards shall vest in full. Additionally, life insurance benefits will be allocated to the applicable named executive officer’s heirs.
•	Termination by the Company without Cause or in certain circumstances upon a Change of Control: The following applies upon a termination by the Company without cause, or for any reason upon a change of control that occurs more than 12 months after the effective date of the officer’s employment agreement and that results in a negative impact on the executive’s duties and responsibilities. In such circumstances, the officers will be due the Accrued Benefits, any accrued but unpaid annual incentive compensation cash awards for the year prior to the year in which termination occurred, and an amount equal to 12 months of base salary plus a threshold level annual incentive compensation cash award. Additionally, the officer’s retention grant shall vest in full; any previously granted annual stock bonus will not be forfeited but will continue to vest in accordance with the terms of the Equity Plan; and the applicable performance measurement calculations shall be performed in accordance with the OPP and resulting awards shall be granted to the executive and will vest over the time period set forth in the OPP.
•	Termination for Cause or Non-Renewal: Should the officers be terminated for cause or upon the non-renewal of the initial term or any renewal term of his or her employment agreement by either party, the Company shall only pay the officers the Accrued Benefits.
•	Voluntary Resignation: Should the officers resign voluntarily in any circumstance other than a change of control or the non-renewal of the initial term or any renewal term of his or her employment agreement, the officers shall receive the Accrued Benefits, an amount equal to 12 months of Base Salary and health benefits for 12 months.
Provisions for Brian S. Block
•	Death or Termination by the Company for Disability: Such terms are similar to those provided for Mr. Schorsch under the same circumstances.
•	Termination by the Company without Cause or by Mr. Block for Good Reason: Such terms are similar to those provided for Mr. Schorsch under the same circumstances.
•	Termination for Cause or Voluntary Resignation without Good Reason: Such terms are similar to those provided for Mr. Schorsch upon a termination by the Company for cause or a resignation without good reason.
•	Non-Renewal by the Company or Mr. Block: No payments shall be due, but all equity awards vest immediately, unless otherwise provided under any applicable conditions on the award.
•	Change of Control: Such terms are similar to those provided for Mr. Schorsch under the same circumstances.

In addition, as described above in “— Compensation, Discussion and Analysis — Long-term Incentive Compensation”, the OPP award agreements for Messrs. Schorsch and Block each provide for early calculation and vesting of LTIP Units if the executive’s employment is terminated for any reason other than for cause prior to the end of the Performance Period (but the LTIP Units will remain subject to certain transfer restrictions). In addition, the OPP award agreements for Messrs. Schorsch and Block provide for full vesting of unvested LTIP Units upon a termination of employment for any reason other than for cause following the end of the Performance Period. Messrs. Schorsch and Block will be entitled to receive a tax gross-up in the event that any amounts paid to the participants under the OPP constitute “parachute payments” as defined in Section 280G of the Code.

Termination Scenario Table

The table below provides certain estimates of the payments and benefits that would be provided under the following terminations as if they had occurred as of December 31, 2013, prior to the time that annual incentive compensation had been structured. The value of vested equity is based on the closing price of the Company’s common stock on December 31, 2013 of $12.85. Neither Mr. Schorsch nor Mr. Block had effective employment agreements as of December 31, 2013 and therefore the below table is inapplicable to them.

Named Executive Officer and Termination Scenario	Severance (in dollars)	Vested Equity (in dollars)	Health Benefits (in dollars)	Total Payout (in dollars)
David S. Kay
Death or Disability	$—	$3,216,548	$—	$3,216,548
Without Cause	$1,500,000	$3,216,548	$—	$4,716,548
For Cause or Non-Renewal	$—	$—	$—	$0
Voluntary Resignation	$600,000	$—	$32,536	$632,536
Lisa E. Beeson
Death or Disability	$—	$735,174	$—	$735,174
Without Cause	$900,000	$735,174	$—	$1,635,174
For Cause or Non-Renewal	$—	$—	$—	$0
Voluntary Resignation	$450,000	$—	$—	$450,000

Risk Management

The Compensation Committee established the named executive officers’ incentive compensation based upon a mix of quantitative and qualitative goals described above in “— Compensation, Discussion and Analysis — Annual Incentive Compensation.” To the extent that the Compensation Committee, at the close of 2014, finds that such measures were inappropriate for the business, represented targets that were too high or were too easily attainable, adjustments will be made. Annual Incentive Compensation will be paid to other executive officers and employees in light of the same quantitative and qualitative goals set forth for the named executive officers. Thus, each member of the organization’s incentives is aligned and any risks posed to the Company by its annual incentive compensation structure will be reevaluated by the Compensation Committee on an annual basis, as necessary. In addition, the Compensation Committee believes that its compensation policies, plans and programs balance short-term, long-term, guaranteed and performance based compensation in order not to encourage excessive risk-taking. In addition, a significant portion of the Company’s compensation policies, plans and programs consist of equity based and long-term performance based compensation.

The Compensation Committee believes that its compensation policies, plans and programs have no material adverse effect on the Company.

Stock Ownership Requirements

The Company has not established stock ownership guidelines to date because the core philosophy of its Compensation Committee regarding executive compensation has included an emphasis on compensating the Company’s named executive officers largely in equity to foster the officers’ interest in the long-term performance of the Company. Each of Messrs. Schorsch, Block and Kay and Ms. Beeson own shares of common stock and units, including LTIP Units that if earned and vested may be convertible into units, that may in certain circumstances be convertible into common stock. In total, the value of the shares of common stock and units (based on the value of the underlying shares of common stock) held by the named executive officers is valued in excess of 20 times their base salary. Because each of the named executive officers’ annual incentive compensation represents a multiple of their base salary and the officers each retain LTIP Units that are earned based upon performance, stock ownership guidelines have not been deemed necessary at this time. On an annual basis, the Compensation Committee will review whether it should adopt stock ownership guidelines.

Directors and Executive Officers

The following table presents certain information as of the date of this Proxy Statement concerning each of our directors and executive officers serving in such capacity:

Name	Age	Principal Occupation and Positions Held
Nicholas S. Schorsch	53	Executive Chairman and Chief Executive Officer
David S. Kay	47	President
Lisa E. Beeson	48	Chief Operating Officer
Brian S. Block	42	Chief Financial Officer, Treasurer, Secretary and Executive Vice President
William M. Kahane	66	Director
Edward M. Weil, Jr.	47	Director
Leslie D. Michelson	63	Lead Independent Director
Edward G. Rendell	70	Independent Director
Scott J. Bowman	57	Independent Director
William G. Stanley	58	Independent Director
Thomas A. Andruskevich	63	Independent Director
Scott P. Sealy, Sr.	67	Independent Director

Nicholas S. Schorsch

Please see “Business Experience of Nominees” on pages 6 – 8 for biographical information about Mr. Schorsch.

David S. Kay

David S. Kay has served as president of the Company since December 2013. Mr. Kay served, from August 2011 to December 2013, as chief investment officer and chief financial officer of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”), a specialty finance company for automotive retail real estate, whose predecessor, Capital Automotive REIT, Mr. Kay co-founded in October 1997. As chief financial officer, Mr. Kay directed Capital Automotive’s initial public offering in 1998, raising $370 million, and completed nearly $3 billion of real estate acquisitions in the following seven years. In December 2005, Mr. Kay led Capital Automotive through a nearly $4 billion privatization transaction. In 2011 and 2009, Mr. Kay oversaw two recapitalizations totaling $3.7 billion of Capital Automotive's debt. Prior to forming Capital Automotive REIT, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP from May 1989 to October 1997. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has extensive experience in capital formation, roll-up transactions and public offerings. Mr. Kay has been a member of the board of directors of Summit Hotel Properties, Inc. (NYSE: INN), a premium-branded limited-service and select-service hotel investment company, since February 2011. Mr. Kay received a B.B.A. in 1989 from James Madison University where he is currently a member of the executive advisory board of the business school and a member of the board of the Center for Entrepreneurship. He is also active in many charitable foundations and organizations.

Lisa E. Beeson

Lisa E. Beeson has served as chief operating officer of the Company since November 2013. Ms. Beeson held the position of managing director and head of Global Real Estate M&A at Barclays Capital from September 2008 until October 2013. Ms. Beeson previously held the same position at Lehman Brothers from September 2006 until September 2008 and joined Barclays Capital in September 2008 following the acquisition of Lehman Brothers’ U.S. Investment Banking operations. Prior to joining Lehman Brothers, Ms. Beeson was a Managing Director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and real estate sectors. Ms. Beeson has been the lead advisor on numerous real estate transactions.

Brian S. Block

Brian S. Block has served as chief financial officer and executive vice president of the Company since its formation in December 2010 and was appointed as its treasurer and secretary, effective December 2013. Mr. Block previous served as chief financial officer and executive vice president of all of the non-traded investment programs sponsored by AR Capital, LLC until January 2014. Mr. Block has served as a director of RCS Capital since February 2013 and served as its chief financial officer and treasurer from February 2013 until December 2013. Mr. Block was previously responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. Mr. Block has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block was instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University.

Edward M. Weil, Jr.

Please see “Business Experience of Nominees” on pages 8 – 9 for biographical information about Mr. Weil.

William M. Kahane

Please see “Business Experience of Nominees” on pages 9 – 10 for biographical information about Mr. Kahane.

Leslie D. Michelson

Please see “Business Experience of Nominees” on page 10 for biographical information about Mr. Michelson.

Edward G. Rendell

Please see “Business Experience of Nominees” on pages 10 – 11 for biographical information about Governor Rendell.

Scott J. Bowman

Please see “Business Experience of Nominees” on page 11 for biographical information about Mr. Bowman.

William G. Stanley

Please see “Business Experience of Nominees” on page 12 for biographical information about Mr. Stanley.

Thomas A. Andruskevich

Please see “Business Experience of Nominees” on page 12 for biographical information about Mr. Andruskevich.

Scott P. Sealy, Sr.

Please see “Business Experience of Nominees” on pages 12 – 13 for biographical information about Mr. Sealy.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors during the fiscal year ended December 31, 2013:

Name	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Nicholas S. Schorsch(1)	$—	$—	$—	$—	$—	$—	$—
William M. Kahane(1)(2)	—	—	—	—	—	—	—
Edward M. Weil, Jr.(1)	—	—	—	—	—	—	—
Leslie D. Michelson(3)	227,500	45,780	—	—	—	—	273,280
Scott Bowman(2)(4)	132,500	85,474	—	—	—	—	217,974
Edward G. Rendell(2)(5)	117,000	85,474	—	—	—	—	202,474
Walter P. Lomax, Jr.(6)	167,750	45,780	—	—	—	—	213,530
Robin A. Ferracone(7)	48,750	—	—	—	—	—	48,750

(1)	Messrs. Schorsch and Weil, who were executives of the Company during the fiscal year ended December 31, 2013, received no additional compensation for serving as directors. Mr. Kahane, a controlling member of the Company’s former Manager, received no compensation during the fiscal year ended December 31, 2013 for his service as a director.
(2)	Messrs. Kahane, Rendell, and Bowman were appointed each to serve as a director of the Company effective as of February 28, 2013.
(3)	Mr. Michelson earned fees in the amount of $226,500 for his services as a director during the fiscal year ended December 31, 2013. Payments totaling $227,500 represent fees of $193,500 and $34,000 for services rendered during the years ended December 31, 2013 and 2012, respectively.
(4)	Mr. Bowman earned fees in the amount of $167,000 for his services as a director during the fiscal year ended December 31, 2013. Payments totaling $132,500 represent fees for services rendered during the year ended December 31, 2013.
(5)	Mr. Rendell earned fees in the amount of $150,000 for his services as a director during the fiscal year ended December 31, 2013. Payments totaling $117,000 represent fees for services rendered during the year ended December 31, 2013.
(6)	Dr. Lomax earned fees in the amount of $131,500 for his services as a director during the fiscal year ended December 31, 2013. Payments totaling $167,750 represent fees of $133,000 and $34,750 for services rendered during the years ended December 31, 2013 and 2012, respectively. Dr. Lomax passed away in October 2013 and his compensation is reflective of his service through October 10, 2013.
(7)	Ms. Ferracone earned fees in the amount of $12,750 for her services as a director during the fiscal year ended December 31, 2013. Payments totaling $48,750 represent fees of $14,250 and $34,500 for services rendered during the years ended December 31, 2013 and 2012, respectively. Ms. Ferracone resigned from her director position on February 28, 2013.

Current Non-Executive Director Compensation

We pay to each of our independent directors an annual fee for his or her services of $100,000, payable half in cash and half in restricted stock, which vests over three years from the date of grant. The cash portion of the non-executive directors’ annual retainer is paid in quarterly installments. Additionally, the lead independent director is entitled to an additional annual retainer of $105,000, which he is entitled to take in the form of restricted stock, vesting over three years, at his election. Finally, each member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee is entitled to one $30,000 annual retainer, paid in cash or restricted stock, vesting over three years, at the election of such non-executive director. Each non-executive director as of the successful transition to self-management on January 8, 2014 was also granted 40,000 shares of restricted stock vesting over a three year period. Upon certain terminations of service, such restricted shares may immediately vest.

In respect of per meeting fees, non-executive directors will receive $2,000 for each Board or Board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the Audit Committee at each meeting of the Audit Committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the Board and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the Audit Committee if there is a meeting of such committee). Each of our non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our directors and direct that we pay such amounts to a charitable cause or institution designated by such director. We also reimburse directors for their travel expenses incurred in connection with their attendance at full Board of Directors and committee meetings. The Board of Directors also may approve the acquisition of real property and other related investments valued at $40,000,000 or less, and any portfolio of properties valued in the aggregate at $100,000,000 or less, via electronic Board meetings whereby the directors cast their votes in favor of or against a proposed acquisition via e-mail. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon electronically with a maximum of $2,250 for three or more transactions reviewed and voted upon per electronic meeting.

We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the Company, in the following amounts:

•	$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
•	$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.

Share-Based Compensation

Director Stock Plan

We have adopted the Director Stock Plan, which provides for the issuance of restricted or unrestricted shares of our Common Stock or restricted stock units. The Director Stock Plan is intended, in part, to implement our program of non-executive director compensation. Please see “— Compensation of Directors” on page 36 for a description of our program of non-executive director compensation. We have authorized and reserved a total of 99,000 shares of Common Stock for issuance under the Director Stock Plan. Awards of restricted stock under the Director Stock Plan will vest ratably over a five-year period beginning with the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our Board of Directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders. If any awards under the Director Stock Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Director Stock Plan. Shares issued under the Director Stock Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Director Stock Plan, then the Compensation Committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the purchase price relating to the award; and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Common Stock). Awards under the Director Stock Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Equity Plan

We have adopted the Equity Plan, which provides for the grant of stock options, restricted shares of Common Stock, restricted stock units, dividend equivalent rights and other equity-based awards to non-executive directors, officers and other employees and independent contractors.

Concurrently with the closing of our initial public offering (“IPO”), we granted to our former Manager 167,400 restricted shares of Manager’s Stock pursuant to our Equity Plan. Such shares have fully vested and have been converted into an equal number of shares of Common Stock. We also have reserved a number of shares equal to 10.0% of the total number of issued and outstanding shares of Common Stock (on a fully diluted basis assuming the redemption of all limited partner units of our Operating Partnership (“OP Units”), for shares of Common Stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our former Manager. If any shares of Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of Common Stock with respect to such award generally will again be available for awards under the Equity Plan. In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the Board will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Common Stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award; and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Common Stock).

STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of April 24, 2014, in each case including shares of Common Stock which may be acquired by such persons within 60 days, by:

•	each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of the Company’s officers and directors; and
•	all of the Company’s officers and directors as a group.

	Percentage of Common Stock
Name of Beneficial Owner(1)	Shares Owned(2)	Percentage(3)
Nicholas S. Schorsch(4)	13,602,435	1.7%
David S. Kay(5)	265,315	*
Lisa E. Beeson(6)	68,212	*
Brian S. Block(7)	1,438,889	*
William M. Kahane(8)	2,633,710	*
Edward M. Weil, Jr.(9)	1,267,105	*
Leslie D. Michelson(10)	66,925	*
Scott J. Bowman(11)	70,372	*
Edward G. Rendell(12)	55,901	*
William G. Stanley(11)	50,146	*
Thomas A. Andruskevich(13)	138,576	*
Scott P. Sealy, Sr.(13)	13,376	*
All directors and executive officers as a group	19,670,962	2.5%

*	Represents less than 1% of the shares of Common Stock outstanding.
(1)	The address for each of the persons named in this table is c/o American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power of investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The total number of shares of Common Stock includes 786,447,464 shares outstanding as of April 24, 2014, which includes (i) 5,814,261 shares of Common Stock granted to our independent directors, employees and certain non-employees that are subject to certain vesting restrictions and (ii) 16,815,816 OP units that are currently exchangeable for cash or, at our option as general partner of our Operating Partnership, shares of our Common Stock on a one-to-one basis. Excludes 7,956,105 OP Units that will become exchangeable at a future date. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units (e.g., LTIP Units) and have no expiration date.
(4)	Includes (i) 1,777,778 shares of Common Stock that are subject to certain vesting restrictions and (ii) 9,987,778 OP Units that are currently exchangeable for cash or, at our option as general partner of our Operating Partnership, shares of our Common Stock on a one-to-one basis. Excludes (i) 4,963,688 OP Units that will become exchangeable on a future date and (ii) and 7,455,504 LTIP Units held by Mr. Schorsch (as defined above in “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation, Discussion and Analysis — Long-term Incentive Plan”). OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units (e.g., LTIP Units), and have no expiration date.

(5)	Includes 250,315 shares of Common Stock that are subject to certain vesting restrictions. Excludes 877,118 LTIP Units held by Mr. Kay that are earned and exchangeable as described above under “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation, Discussion and Analysis — Long-term Incentive Plan.”
(6)	Includes 57,212 shares of Common Stock that are subject to certain vesting restrictions. Excludes 657,839 LTIP Units held by Ms. Beeson that are earned and exchangeable as described above under “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation, Discussion and Analysis — Long-term Incentive Plan.”
(7)	Includes (i) 689,577 shares of Common Stock that are subject to certain vesting restrictions and (ii) 512,510 OP Units that are currently exchangeable for cash or, at our option as the general partner of our Operating Partnership, shares of our Common Stock on a one-to-one basis. Excludes (i) 234,893 OP Units that will become exchangeable on a future date and (ii) 1,754,236 LTIP Units held by Mr. Block that are earned and exchangeable as described above under “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation, Discussion and Analysis — Long-term Incentive Plan.” OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units (e.g., LTIP Units), and have no expiration date.
(8)	Includes (i) 43,601 shares of Common Stock that are subject to certain vesting restrictions and (ii) 2,136,424 OP Units that are currently exchangeable for cash or, at our option as general partner of our Operating Partnership, shares of our Common Stock on a one-to-one basis. Excludes 1,055,549 OP Units that will become exchangeable on a future date. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units (e.g., LTIP Units) and have no expiration date.
(9)	Includes (i) 43,601 shares of Common Stock that are subject to certain vesting restrictions and (ii) 1,077,970 OP Units that are currently exchangeable for cash or, at our option as general partner of our Operating Partnership, shares of our Common Stock on a one-to-one basis. Excludes 274,710 OP Units that will become exchangeable on a future date. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units (e.g., LTIP Units) and have no expiration date.
(10)	Includes 53,325 shares of Common Stock that are subject to certain vesting restrictions.
(11)	Includes 45,762 shares of Common Stock that are subject to certain vesting restrictions.
(12)	Includes 43,601 shares of Common Stock that are subject to certain vesting restrictions.
(13)	Includes 3,601 shares of Common Stock that are subject to certain vesting restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transition to Self-Management

In our transition toward self-management, we discontinued certain relationships with affiliates and entities under common ownership with our former Manager, an entity wholly owned by AR Capital, LLC, of which Nicholas S. Schorsch, William M. Kahane, Brian S. Block and Edward M. Weil, Jr., current officers and/or directors of the Company, are members. Additionally, Peter M. Budko owns an interest in AR Capital, LLC and previously served as an executive officer of the Company. Messrs. Schorsch and Kahane are controlling members of AR Capital, LLC. Below is a summary of relationships and arrangements by which the Company incurred related party fees and expenses in connection with its transition to self-management, which was successfully completed on January 8, 2014.

Termination of Management Agreement

On January 8, 2014, we terminated the amended and restated management agreement with our former Manager, whereby our former Manager managed its day-to-day operations, until such date. As part of such termination, effective January 8, 2014, our former Manager continued to provide services previously provided under the amended and restated management agreement, to the extent required by the Company, for a tail period of 60 days following January 8, 2014, and received a payment in the amount of $10 million for providing such services.

Under the amended and restated management agreement, we had agreed to pay our former Manager an annual base management fee equal to 0.50% of the average unadjusted book value of our real estate assets for up to $3.0 billion and 0.40% of the average unadjusted book value of our real assets greater than $3.0 billion, in each case calculated and payable monthly in advance, and reimburse our former Manager for all out of pocket costs actually incurred by our former Manager related to us. The Company paid $14.0 million in base management fees to our former Manager pursuant to the amended and restated management agreement and our former Manager waived $6.1 million of fees due in respect of such base management fees.

Our former Manager used the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee was payable independent of the performance of our portfolio.

We also agreed to pay our former Manager an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee was an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our Common Stock of all of our public offerings of Common Stock multiplied by the number of all shares of Common Stock outstanding (including any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8% and (2) the sum of any incentive fee paid to our former Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee was payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters was greater than zero. No incentive fees were paid to our former Manager from February 28, 2013 until January 8, 2014, pursuant to the terms of the amended and restated management agreement.

Core Earnings is a non-generally accepted accounting principles (“GAAP”) measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, acquisition fees, financing fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our former Manager and our independent directors and after approval by a majority of our independent directors.

Nicholas S. Schorsch, our chief executive officer and executive chairman of our Board of Directors, was the chief executive officer of our former Manager. Edward M. Weil, Jr., currently our director and formerly our president, chief operating officer, treasurer and secretary, was the president, chief operating officer, treasurer and secretary of our former Manager. Brian S. Block, our executive vice president, treasurer, secretary and chief financial officer, was the executive vice president and chief financial officer of our former Manager. William M. Kahane, one of our directors, owned a controlling interest in the parent of our former Manager.

Our former Manager was directly wholly owned by AR Capital, LLC. All the equity interests in AR Capital, LLC were owned by the following current or former officers and/or directors of the Company: Nicholas S. Schorsch; William M. Kahane; Peter M. Budko; Edward M. Weil, Jr; and Brian S. Block.

Assumption of RCS Advisory Services, LLC Services Agreement

Pursuant to an Assignment and Assumption Agreement dated January 8, 2014, between AR Capital, LLC, the parent of our former Manager, and RCS Advisory Services, LLC, an entity under common ownership with our former Manager, AR Capital, LLC assigned to the Company, and the Company assumed, the rights and obligation under that certain Services Agreement (the “Services Agreement”), dated as of June 10, 2013, between AR Capital, LLC and RCS Advisory Services, LLC. Under the Services Agreement, RCS Advisory Services, LLC and its affiliates may provide certain transaction management services to the Company (including, without limitation, offering registration, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events training and education and conference management) and other services, employees and other resources. Such services are charged hourly. To date, the Company incurred $0.8 million of fees in respect of the Services Agreement.

Transition Services Agreement

In addition, pursuant to a Transition Services Agreement (the “Transition Services Agreement”), dated October 21, 2013, affiliates of our former Manager agreed to provide certain transition services to the Company, including accounting support, acquisition support, investor relations support, public relations support, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology, telecommunications and internet and services relating to office supplies. The Transition Services Agreement was in effect for a 60-day term beginning on January 8, 2014. Fees paid under the Transition Services Agreement were paid at an hourly rate and, during the 60-day tail period, the Company incurred $10.0 million of fees under the Transition Services Agreement.

Purchase of Furniture, Fixtures and Equipment

On January 8, 2014, the Company, through its Operating Partnership, entered into the Asset Purchase and Sale Agreement with our former Manager (the “Purchase Agreement”), pursuant to which our former Manager transferred to the Company furniture, fixtures and equipment used by our former Manager in connection with the business of the Company. Under the Purchase Agreement, the Company paid our former Manager $10 million for the furniture, fixtures and equipment and certain unreimbursed expenses.

2013 Advisor Multi-Year Performance Plan

We entered into a 2013 Advisor Multi-Year Outperformance Agreement (the “Advisor OPP”) with our Operating Partnership and our former Manager. Under the Advisor OPP, our former Manager was granted 8,241,101 of target long term incentive plan units of the Operating Partnership (“LTIP Units”) which, pursuant to the terms of the Advisor OPP, were to be earned or forfeited based on the level of achievement of the performance metrics under the OPP. The performance period under the OPP commenced on December 11, 2012 and was scheduled to end on December 31, 2015, with interim measurement periods ending on December 31, 2013 and 2014. Any LTIP Units were to be earned under the OPP and were to vest .333 on each of December 31, 2015, 2016 and 2017, and our former Manager would have been entitled to convert an LTIP Unit into an OP Unit within 30 days following each vesting date. In addition, the Advisor OPP provided for accelerated earning and vesting of LTIP Units if our former Manager is terminated or if we experienced a change in control. Our former Manager was entitled to receive a tax gross-up in the event that any amounts paid to it under the OPP constituted “parachute payments” as defined in Section 280G of the Code.

Effective January 8, 2014, in connection with the Company’s successful transition to self-management, the Compensation Committee determined that each of the 8,241,101 LTIP Units issued under the Advisor OPP were fully vested and earned. The LTIP Units were converted into OP Units by our former Manager and distributed to the members of AR Capital, LLC ratably.

Our former Manager is directly wholly owned by AR Capital, LLC. For a description of the ownership interests of the Company’s officers and directors in AR Capital, LLC, see “— Transition to Self-Management” above.

Acquisition and Capital Services Agreement

The Company was party to an acquisition and capital services agreement with AR Capital, LLC, which terminated on February 28, 2013. Pursuant to such agreement, our former Manager was provided with access to, among other things, AR Capital, LLC’s portfolio management, asset valuation, risk management and asset management services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our former Manager’s duties in exchange for the Company paying AR Capital, LLC the following fees and expense reimbursements:

•	an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property the Company acquired that was originated by AR Capital, LLC;
•	a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that the Company obtained and used for the acquisition of properties that was arranged by AR Capital, LLC; and
•	reimbursement for all out of pocket costs actually incurred by AR Capital, LLC related to the Company (such reimbursements were made in cash on a monthly basis following the end of each month).

Total acquisition and financing fees incurred for the year ended December 31, 2013 were $3.1 million and $7.5 million, respectively, under such agreement. Through December 31, 2013, we incurred from AR Capital, LLC $16.2 million of other expense reimbursements.

Our former Manager is directly wholly owned by AR Capital, LLC. For a description of the ownership interests of the Company’s officers and directors in AR Capital, LLC, see “— Transition to Self-Management” above.

Tax Protection Agreement

We are party to a tax protection agreement with ARC Real Estate Partners, LLC (the “Contributor”), an affiliate of AR Capital, LLC, which contributed its 100% indirect ownership interests in 63 of our properties to our Operating Partnership in the formation transactions related to our IPO. Pursuant to the tax protection agreement, we have agreed to indemnify the Contributor for its tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to its built-in gain, as of the closing of the formation transactions, with respect to its interests in the contributed properties (other than two vacant properties contributed), if we sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction on or prior to September 6, 2021. The sole and exclusive rights and remedies of the Contributor under the tax protection agreement will be a claim against our Operating Partnership for the Contributor’s tax liabilities as calculated in the tax protection agreement, and the Contributor shall not be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our Operating Partnership in violation of the tax protection agreement. The Contributor is owned and controlled in the same manner as AR Capital, LLC. For a description of the ownership interests of the Company’s officers and directors in AR Capital, LLC, see “— Transition to Self-Management” above.

Acquisition of ARCT III

On February 28, 2013, the Company acquired ARCT III pursuant to the Agreement and Plan of Merger (the “ARCT III Merger Agreement”), dated as of December 14, 2012, by and among the Company, ARCT III, Tiger Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, American Realty Capital Operating Partnership III, L.P. (the “ARCT III Operating Partnership”)

and our Operating Partnership. In addition, pursuant to the ARCT III Merger Agreement, the ARCT III Operating Partnership completed its merger with and into our Operating Partnership, with our Operating Partnership being the surviving entity (the “ARCT III Partnership Merger”).

In connection with the consummation of the ARCT III Merger and the ARCT III Partnership Merger, certain entities directly or indirectly owned by AR Capital, LLC and entities under common ownership with AR Capital, LLC at the time received the following amounts from the Company or its subsidiary:

Recipient	Description	Amount
American Realty Capital Advisors III, LLC	Sale of certain furniture, fixtures, equipment and other assets and reimbursement of certain costs, pursuant to an Asset Purchase and Sale Agreement	$5,800,000
ARC Advisory Services, LLC	Provision of legal support services prior to the date of the ARCT III Merger Agreement pursuant to a Legal Services Reimbursement Agreement	$500,000
Realty Capital Securities, LLC and ARC Advisory Services, LLC	Retention as non-exclusive financial advisor and information agent, respectively, to the Company in connection with the ARCT III Merger, pursuant to a Letter Agreement	$640,000
ARC Advisory Services, LLC	Provision of certain transition services in connection with the ARCT III Merger Agreement, pursuant to a Transition Services Agreement	$2,000,000

In addition, on February 28, 2013, our Operating Partnership entered into a Contribution and Exchange Agreement (the “ARCT III Contribution and Exchange Agreement”) with the ARCT III Operating Partnership and American Realty Capital Trust III Special Limited Partner, LLC (the “ARCT III Special Limited Partner”), the holder of the special limited partner interest (the “ARCT III SLP Interest”) in the ARCT III Operating Partnership. The ARCT III SLP Interest entitled the ARCT III Special Limited Partner to receive certain distributions from the ARCT III Operating Partnership, including a subordinated distribution of net sales proceeds resulting from an “investment liquidity event” (as defined in the agreement of limited partnership of the ARCT III Operating Partnership). The ARCT III Merger constituted an “investment liquidity event,” as a result of which the ARCT III Special Limited Partner, in connection with management’s successful attainment of a 6% performance hurdle and the return to ARCT III’s stockholders of $557.3 million in addition to their initial investment, was entitled to receive a subordinated distribution of net sales proceeds from the ARCT III Operating Oartnership in an amount equal to approximately $98.4 million (the “ARCT III Subordinated Distribution Amount”). Pursuant to the ARCT III Contribution and Exchange Agreement, the ARCT III Special Limited Partner contributed its ARCT III SLP Interest (with a value equal to the ARCT III Subordinated Distribution Amount), together with $750,000 in cash, to the ARCT III Operating Partnership in exchange for an amount of common units of equity ownership of the ARCT III Operating Partnership equivalent to 7,318,356 common units of equity ownership of our Operating Partnership, which were automatically converted into such OP Units upon consummation of the Partnership Merger. AR Capital, LLC directly wholly owned the ARCT III Special Limited Partner. For a description of the ownership interests of the Company’s officers and directors in AR Capital, LLC, see “— Transition to Self-Management” above. For a description of the Company’s officers and directors in RCS Capital, please see “— Provision of Investment Banking Services by RCS Capital” below.

Acquisition of ARCT IV

On January 3, 2014, the Company acquired ARCT IV pursuant to the Agreement and Plan of Merger (the “ARCT IV Merger Agreement”), dated as of July 2, 2013, as amended on October 6, 2013 and October 11, 2013, by and among the Company, ARCT IV, Thunder Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of our Operating Partnership, American Realty Capital Operating Partnership IV, L.P. (the “ARCT IV Operating Partnership”) and our Operating Partnership. In addition, pursuant to the ARCT IV Merger Agreement, the ARCT IV Operating Partnership completed its merger with and into our Operating Partnership, with our Operating Partnership being the surviving entity (the “ARCT IV Partnership Merger”).

In connection with the consummation of the ARCT IV Merger and the ARCT IV Partnership Merger, certain entities directly or indirectly owned by AR Capital, LLC at the time received the following amounts from the Company or its subsidiary:

Recipient	Description	Amount
American Realty Capital Advisors IV, LLC	Sale of certain furniture, fixtures, equipment and other assets and reimbursement of certain costs.	$5,800,000
Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC	Retention as non-exclusive advisor and information agent, respectively, to the Company in connection with the ARCT IV Merger	$640,000
Realty Capital Securities, LLC	Provision of financial advisory and strategic services to the Company prior to the consummation of the ARCT IV Merger	$7,662,369
ARC Advisory Services, LLC and RCS Advisory Services, LLC	Provision of legal support services prior to the date of the ARCT IV Merger Agreement	$500,000
Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC	Retention as non-exclusive advisor and information agent, respectively, to ARCT IV in connection with the ARCT IV Merger	$750,000
ARC Advisory Services, LLC and RCS Advisory Services, LLC	Provision of certain transition services in connection with the ARCT IV Merger	$2,000,000
Realty Capital Securities, LLC	Provision of financial advisory and strategic services to ARCT IV prior to the consummation of the ARCT IV Merger	$7,662,369

In addition, on January 3, 2014, our Operating Partnership entered into a Contribution and Exchange Agreement (the “ARCT IV Contribution and Exchange Agreement”) with the American Realty Capital Trust IV Special Limited Partner, LLC (the “ARCT IV Special Limited Partner”), ARC Real Estate Partners, LLC and the ARCT IV Operating Partnership. In connection with ARCT IV management’s successful attainment of the 6% performance hurdle and the return to the ARCT IV’s stockholders of approximately $358.3 million in addition to their initial investment (determined based on the value of the merger consideration per share of ARCT IV’s common stock of (i) $9.00 in cash; (ii) 0.5190 of a share of the Common Stock (valued at $6.70 using the Common Stock closing price of $12.91 on the trading day of the ARCT IV Merger and representing 21.9% of the total nominal consideration); and (iii) 0.5937 of a share of the Company’s 6.70% Series F Cumulative Redeemable Preferred Stock (NASDAQ: ARCPP) (valued at $14.84 based on the liquidation preference of $25.00 per share and representing 48.6% of the total nominal consideration), for a fixed nominal consideration, as of January 3, 2014, of $30.54), the ARCT IV Special Limited Partner was entitled to receive a subordinated distribution of net sales proceeds from the ARCT IV Operating Partnership in an amount equal to approximately $63.2 million (the “ARCT IV Subordinated Distribution Amount”). Pursuant to the ARCT IV Contribution and Exchange Agreement, (i) the ARCT IV Special Limited Partner contributed its interest (with a value equal to the ARCT IV Subordinated Distribution Amount) to the ARCT IV Operating Partnership in exchange for an amount of common units of equity ownership of the ARCT IV Operating

Partnership equivalent to 6,734,148 common units of equity ownership of our Operating Partnership, which were automatically converted into such Operating Partnership common units upon consummation of the ARCT IV Partnership Merger, and (ii) ARC Real Estate Partners, LLC, contributed $750,000 in cash to the ARCT IV Operating Partnership, effective prior to the consummation of the ARCT IV Merger and ARCT IV Partnership Merger, in exchange for an amount of common units of equity ownership of the ARCT IV Operating Partnership equivalent to 79,872 common units of equity ownership of our Operating Partnership, which were automatically converted into such OP Units upon consummation of the ARCT IV Partnership Merger. For a description of the ownership interests of the Company’s officers and directors in AR Capital, LLC, see “— Transition to Self-Management” above.

Acquisition of Cole

On February 7, 2014, the Company acquired Cole (the “Cole Merger”) pursuant to the Agreement and Plan of Merger (the “Cole Merger Agreement”), dated as of October 22, 2013, by and among the Company, Cole and Clark Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

In connection with the consummation of the Cole Merger, certain entities directly or indirectly owned by AR Capital, LLC and entities under common ownership with AR Capital, LLC at the time received the following amounts from the Company or its subsidiary (excluding certain fees and arrangements described in “— Transition to Self-Management”):

Recipient	Description	Amount
Realty Capital Securities, LLC	Provision of financial advisory and strategic services to the Company prior to the consummation of the Cole Merger	$28,000,000
Realty Capital Securities, LLC, RCS Advisory Services, LLC and ANST	Retention as non-exclusive advisor and information agent, respectively, to the Company in connection with the Cole Merger	$750,000
RCS Advisory Services, LLC	Provision of certain transaction management services in connection with the Cole Merger	$2,900,000

Provision of Investment Banking Services to the Company by RCS Capital

To date and throughout the fiscal year ended December 31, 2013, the Company has engaged RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, to provide investment banking and strategic advisory services to the Company in connection with several mergers (including the ARCT IV Merger and the Cole Merger described above), large portfolio acquisitions and certain equity and debt offerings. Each engagement provided for a standard success-based fee or structuring fee that was paid or is payable at the closing of a particular transaction. Additionally, such engagements provided for the reimbursement of certain out of pocket expenses to RCS Capital in connection with the provision of services in respect of such engagements. In the aggregate, since January 1, 2013, the Company has paid $46.9 million of fees and incurred $0.8 million of expenses to RCS Capital in connection with such engagements.

Realty Capital Securities, LLC is a majority owned subsidiary of RCS Capital, which is majority owned by the same individuals that own and control AR Capital, LLC. Thus, Messrs. Schorsch, Kahane, Block and Weil, each current officers and/or directors, and Peter M. Budko, a former executive officer of the Company, own and control Realty Capital Securities, LLC.

Certain Conflict Resolution Procedures

Establishment of Conflicts Committee.  Pursuant to the terms of the Cole Merger Agreement, effective as of February 7, 2014, the Board of Directors adopted an amendment to the bylaws of the Company (the “Bylaw Amendment”) relating to the creation of the Conflicts Committee. The Conflicts Committee consists of four independent directors: Leslie D. Michelson; William G. Stanley; Thomas A. Andruskevich; and Scott

P. Sealy, Sr. Under the Bylaw Amendment, a majority of the Conflicts Committee must approve any material contracts and transactions between the Company and AR Capital, LLC and its affiliates (subject to certain exceptions) and the Conflicts Committee has the power to monitor compliance with certain self-management requirements specified by the Cole Merger Agreement. The Bylaw Amendment satisfied certain aspects of one of the closing conditions under the Cole Merger Agreement. While the Conflicts Committee does not have a charter, the powers of the Conflicts Committee are contained in the Bylaw Amendment.

Limitations on Personal Investments.  Our Board of Directors has adopted a policy with respect to any proposed investments by our directors or officers, which we refer to as the “covered persons,” in our target properties. This policy provides that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million or (ii) 1% of our total stockholders’ equity as of the most recent month end (the “personal investment limit”). To the extent that a proposed investment exceeds the personal investment limit, our Board of Directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with the terms of any other related party transaction policy our Board of Directors may adopt in the future.

Operating Partnership.  We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our Operating Partnership have agreed that in the event of a conflict between the duties owed by our directors to the Company and the Company’s duties, in its capacity as the general partner of our Operating Partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners.

Real Estate Allocation Policy with Cole Non-traded REITs.  In connection with the acquisition of Cole, we acquired certain advisory agreements with the six Cole non-traded REITs. The Cole non-traded REITs’ investment strategies focus on the acquisition of net lease real estate, overlapping with our investment strategy in certain circumstances. Thus, we intend to allocate investment opportunities in light of the following criteria:

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;
•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	the amount of funds available to each entity and the length of time such funds have been available for investment;
•	the policy of each entity relating to leverage of properties;
•	the income tax effects of the purchase to each entity; and
•	the size of the investment.

We will retain a right of first offer with respect to all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100.0 million, the majority of whose aggregate asset value is composed of single-tenant real estate and real estate-related assets.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the executive officers and directors of the Company, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied, except for Form 4s filed on March 18, 2013 for each of Nicholas S. Schorsch, Peter M, Budko, Edward M. Weil, Jr., Brian S. Block and AR Capital, LLC, a Form 3 filed for William M. Kahane on March 18, 2013 and a Form 4 filed for Brian D. Jones on August 23, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company established a Compensation Committee on July 6, 2011. During the year ended December 31, 2013, Leslie D. Michelson, Edward G. Rendell, Scott J. Bowman, Dr. Walter P. Lomax, Jr. and Robin A. Ferracone served as members of the Compensation Committee. William G. Stanley currently serves a member of the Compensation Committee, being appointed effective January 3, 2014. None of these persons had, at any time, served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2014 ANNUAL MEETING

Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2015 annual stockholders’ meeting, the proposal must be received at our principal executive offices no later than 5:00 p.m., Eastern Time, on December 30, 2014. Any stockholder proposal not received by the applicable time in the previous sentence will be considered untimely.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for the 2015 annual stockholders’ meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2014 annual meeting of stockholders, our secretary must receive written notice of the proposal at our principal executive offices during the period beginning at 5:00 p.m., Eastern Time, on November 30, 2014 and ending at 5:00 p.m., Eastern Time, on December 30, 2014 and must contain information specified in our bylaws, including:

1.	as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) of the Exchange Act;
2.	as to any other business that the stockholder proposes to bring before the meeting:
•	a description of the business to be brought before the meeting;
•	the proposing stockholder’s reasons for proposing such business at the meeting;
•	any material interest in such business that the proposing stockholder (and certain persons, which we refer to as “Stockholder Associated Persons” (as defined below), if any) may have, individually or in the aggregate, including any anticipated benefit to the proposing stockholder (and the Stockholder Associated Persons, if any); and
3.	as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person:
•	the class, series and number of all shares of stock or other securities of the Company or any affiliate thereof (collectively, “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Persons, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person; and
•	the nominee holder for, and number of, any Company Securities owned beneficially but not of record by the proposing stockholder, Proposed Nominee or Stockholder Associated Person; and
•	whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (x) manage risk or benefit of changes in the price of (I) Company Securities, or (II) any security of any entity that was listed in the “Peer Group” in the stock performance graph in the most recent annual report to security holders of the Company (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person, or (y) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company); and
•	any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Company), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.
4.	as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (2) or (3) above, and any Proposed Nominee:
•	the name and address of the proposing stockholder, as they appear on the Company’s stock ledger, and current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee; and
•	the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and
5.	the name and address of any person who contacted or was contacted by the proposing stockholder or any Stockholder Associated Person about the Proposed Nominee or other business proposed prior to the date of the proposing stockholder’s notice; and
6.	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the Proposed Nominee for election or reelection as a director or the proposal of other business on the date of the proposing stockholder’s notice.

A “Stockholder Associated Person” means (i) any person acting in concert with the proposing stockholder, (ii) any beneficial owner of shares of stock of the Company owned by the proposing stockholder (other than a stockholder that is a depositary), and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common by, or is control with such Stockholder Associated Person.

All nominations must also comply with the Charter. All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: American Realty Capital Properties, Inc., 405 Park Avenue — 12th Floor, New York, New York 10022, Attention: Brian S. Block (Telephone: (212) 415-6500).

By Order of the Board of Directors,

/s/ Brian S. Block
Brian S. Block
Chief Financial Officer, Treasurer, Secretary and Executive Vice President

AMERICAN REALTY CAPITAL
PROPERTIES, INC.
405 PARK AVE., 12TH FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Nicholas S. Schorsch 02 Edward M. Weil, Jr. 03 William M. Kahane 04 Leslie D. Michelson 05 Edward G. Rendell
06 Scott J. Bowman 07 William G. Stanley 08 Thomas A. Andruskevich 09 Scott P. Sealy, Sr.

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the Company's independent auditor for 2014	☐	☐	☐
3. To adopt a non-binding advisory resolution approving the executive compensation for the Company's named executive officers described in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4:

	1 year	2 years	3 years	Abstain
4. To adopt a non-binding advisory resolution regarding the frequency by which the Company will hold a vote to ratify the matter described in Proposal 3.	☐	☐	☐	☐

NOTE: Other business may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000213909_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

AMERICAN REALTY CAPITAL PROPERTIES, INC.
Annual Meeting of Stockholders
May 29, 2014 - 12:45 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lisa E. Beeson and Brian S. Block, or one of them, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of American Realty Capital Properties, Inc. (the "Company") to be held at The Core Club, 66 East 55 Street, New York, NY 10022, at 12:45 p.m. (local time) on Thursday, May 29, 2014, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3 AND FOR "1 YEAR" IN RESPECT OF PROPOSAL 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies that may properly come before the Annual Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Continued and to be signed on reverse side

0000213909_2 R1.0.0.51160